EXHIBIT 10.1

Execution Copy

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (“Agreement”) dated this 4th day of December, 2007, is made by and among STONEMOR OPERATING LLC, a Delaware limited liability company (“StoneMor LLC”), joined herein by those of its direct and indirect subsidiary entities which are listed in the “Operating LLC” column on Exhibit A attached hereto (all such entities individually and collectively referred to herein as “Buyer LLC”), those of its direct and indirect subsidiary entities which are listed in the “NQ Sub” column on Exhibit A attached hereto (all such entities individually and collectively referred to herein as “Buyer NQ Sub”) and CEMETERY MANAGEMENT SERVICES OF OHIO, L.L.C., a Delaware limited liability company (“Ohio Management LLC” and individually and collectively with StoneMor LLC, Buyer LLC and Buyer NQ Sub, “Buyer”), and SCI FUNERAL SERVICES, INC., an Iowa corporation (“Parent”), joined herein by those of its direct and indirect subsidiary entities which are listed in the “Subsidiary Owner” column on Exhibit B attached hereto (all such entities individually and collectively referred to herein as “Seller Entity”), SCI OHIO FUNERAL SERVICES, INC., an Ohio corporation (“SCI Ohio”), ALDERWOODS (OHIO) CEMETERY MANAGEMENT, INC., an Ohio corporation (“Alderwoods Ohio” and together with Parent, Seller Entity, SCI Ohio and Alderwoods Ohio “Seller”).

WITNESSETH:

WHEREAS, the designated Seller entity owns and operates those funeral, cremation, cemetery and other related businesses which are listed on Exhibit B attached hereto (each location listed on Exhibit B referred to herein as an “Owned Location,” and the business conducted at each Owned Location referred to individually and collectively as the “Owned Business”);

WHEREAS, Sierra View Memorial Park, a California nonprofit corporation (“SVMP”), owns certain ground at the cemetery operated by SCI California Funeral Services, Inc., a California corporation (“SCI California”) and located at 4900 Olive Avenue, Olivehurst, California 95961; and

WHEREAS, SCI Ohio and Alderwoods Ohio each provide certain sales, accounting, management and other administrative services for the cemetery businesses which are listed on Exhibit C attached hereto (the locations listed on Exhibit C and owned by those particular Ohio non-profit corporations also listed on Exhibit C are referred to as the “Ohio NFPs” and the “Managed Locations”, respectively, SVMP and the Ohio NFPs are referred to as the “NFPs”, the marketing and accounting services agreements with SCI Ohio and Alderwoods Ohio, for their respective Managed Locations, are referred to as the “Management Agreements”, the businesses conducted at the Managed Locations are referred to individually and collectively as the “Managed Businesses” and together with the Owned Business, as the “Business”); and

WHEREAS, the parties desire to provide for the purchase, sale and transfer of the Owned Business, including certain of the personal property located at, used in connection with, or arising out of, such Owned Business, together with the real estate utilized in the Owned Business, the assumption and assignment of the Management Agreements, and the ongoing operation of SVMP in exchange for cash and other consideration, upon the terms and subject to the conditions herein set forth; and

WHEREAS, the NFPs desire to provide their consent to the terms and provisions of the Agreement and the transactions contemplated hereunder including the assignment of the Management Agreements; and

WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1 Transfer of Acquired Assets. Subject to the terms and conditions of this Agreement, and except as provided in Section 1.2, Seller, which as to each particular Owned Location shall be the particular Subsidiary Owner of such Owned Location as designated on Exhibit B hereto and which as to the Management Agreements shall be SCI Ohio or Alderwoods Ohio, as applicable) does hereby agree to sell, transfer, convey, assign and deliver to Buyer, and Buyer does hereby agree to purchase and accept from Seller free and clear of all Liens and Liabilities (other than the Assumed Liabilities (as defined below)), all right, title and interest to the following property and rights located at, used in connection with, arising out of or relating to the Business (collectively, the “Acquired Assets”):

(a) All of Seller’s real property used in the operation of the Owned Business as specifically described in the commitments for title insurance received from Land Services USA, Inc. (the “Title Company”), together with all buildings, structures, improvements, fixtures, easements, benefits and rights and appurtenances benefiting, belonging or pertaining thereto (the “Owned Real Property”);

(b) All furniture, equipment, tools, supplies and other tangible personal property owned or used by Seller exclusively or primarily in the operation of the Owned Business as of the date hereof or acquired between the date hereof and the Effective Time, including, without limitation, those items listed on Schedule 2 to this Agreement;

(c) All vehicles listed on Schedule 3 to this Agreement;

(d) All caskets, crypts, urns, vaults, monuments, grave spaces, mausoleum spaces, niches, lawn crypts, supplies and other merchandise inventory of the Owned Business (“Inventory”), including, without limitation, the Inventory of the funeral homes, crematories and flower shops included in the Owned Business and the items stored for or delivered to customers at the cemeteries included in the Owned Business, plus or minus any changes to such Inventory which result from the ordinary course of operation of the Owned Business, consistent with past practices, until the Effective Time (and specifically limited to the rights permitted by or provided under applicable Laws with regard to merchandise designated as being stored for or delivered to customers under Pre-/At-Need Contracts (as defined below)), and all Services in Progress (as hereinafter defined);

(e) All benefits, rights and entitlements of or relating to the Business under and in all contracts, agreements, leases, licenses and commitments (including the Management Agreements and those other items) listed on Schedule 5 to this Agreement (“Business Contracts”);

(f) All benefits, rights and entitlements under any leases for any real property at the Owned Location or otherwise exclusively or primarily related to the Owned Business (whether Seller is lessee or lessor thereunder) (“Real Property Leases”), including, without limitation, those listed on Schedule 5 to this Agreement, together with any security deposits held or paid on account of any of the Real Property Leases (the real property leased by Seller as a lessee or sublessee under the Real Property Leases being referred to herein as “Leased Real Property” and, together with the Owned Real Property, the “Real Property”);

(g) All benefits, rights and entitlements under all of the Contracts, engagements and commitments, written or oral, relating to the provision or sale by the Owned Business of at-need or pre-need cemetery, funeral or cremation merchandise, properties or services and all deposits, prepaid amounts, insurance policies and trust funds relating to such Contracts, engagements and commitments, including, without limitation, those items listed on Schedules 7 and 8 to this Agreement, plus or minus any similar items entered into or delivered or furnished in the ordinary course of the operation of the Owned Business subsequent to the date(s) of the listing(s) on Schedules 7 and 8 until the Effective Time (collectively, the “Pre-/At-Need Contracts” and, together with the Business Contracts, any collective bargaining or similar agreements included in Schedule 6 and the Real Property Leases, the “Assumed Contracts”);

(h) All of the Permits of each of Seller necessary for the ownership, operation, maintenance or presently planned expansion (by Seller) of the Owned Business, to the extent transferable;

(i) Intentionally omitted;

(j) All utility and other deposits previously paid to and/or held by third parties in connection with the operation of the Business as of the Effective Time;

(k) All accounts and notes receivable (i) of Alderwoods Ohio and SCI Ohio generated in or relating to the management of the Managed Businesses; (ii) of SCI California due from SVMP, and (iii) relating to the operation of the Owned Business (“Owned Receivables”), including, without limitation, those listed on Schedule 9 to this Agreement, plus or minus any changes in such receivables which result from the ordinary course of the operation of the Business, consistent with past practices, subsequent to the date(s) of the listing(s) on Schedule 9 until the Effective Time, but specifically excluding pending trust claims specified in Section 5.5(b)(ii) and pending insurance claims;

(l) All of the Seller’s rights and incidents of interest in and to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of any of the Acquired Assets or the Business, including, without limitation, all rights of the Seller against the prior owner of the Alexander Funeral Home, but specifically excluding pending trust claims specified in Section 5.5(b)(ii) and pending insurance claims; and

(m) All goodwill associated with the Owned Business, together with all lists of present or former customers of the Owned Business, all business books, documents, records, files, databases and reports relating to the Acquired Assets and reasonably necessary for Buyer to continue the Owned Business to conduct the business of SVMP or to manage the Managed Businesses (collectively, “Seller Records”) (whether or not the Seller Records are physically located at the Owned Location or the Managed Locations), the wired telephone numbers and listings for the Owned Business, and all Intellectual Property owned and/or used by the Seller exclusively or primarily in connection with the Owned Business, (“Business Intellectual Property”), including, without limitation, all right, title and interest in and the right to use the trademarks, service marks and trade names for the Owned Location as listed on Exhibit B hereto. All Seller Records not physically located at the Managed or Owned Locations shall be copied and, at the election of Buyer, either delivered in person to a representative of Buyer at the location where such Seller Records are held on the Closing Date (as defined below) or shipped to Buyer by Seller at Buyer’s expense by such delivery service selected by Buyer. All requests and other communications from Buyer to Seller regarding Seller Records, either before or after the Closing (as defined below), shall be directed to Michael Lehmann, Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019, fax: (713) 525-7372.

Except as specifically provided in Section 1.2, it is intended that the assets, properties and rights of the Business to be sold to Buyer pursuant to this Agreement shall include all of the assets, properties and rights reflected in the Schedules relating to the subsections of Section 1.1, other than those assets, properties and rights that may have been disposed of in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights of the Business that may have been acquired in the ordinary course of business since the dates of the listings in the Schedules relating to the subsections of Section 1.1 until the Effective Time.

It is understood that in general the Buyer is not purchasing the assets that comprise SVMP or the assets that comprise the Managed Businesses (the “Managed Assets”). Following Closing, SVMP shall continue to own its assets, and the Managed Assets shall remain the property of the Ohio NFPs, the owners of the Managed Locations; however, SVMP shall consent to the termination of its current arrangement with SCI California, and the Ohio NFPs shall consent to the assignment of the Management Agreements. Notwithstanding the foregoing, Buyer shall acquire all assets, property and rights in the Managed Businesses that permit the Buyer to manage the Managed Businesses pursuant to the Management Agreements.

Section 1.2 Excluded Assets. Seller shall not transfer, convey or assign to Buyer, and Buyer shall not purchase, the following assets (collectively, the “Excluded Assets”): (a) non-pre-need related cash and cash equivalents, (b) computer software and information and similar rights (provided, however, that none of the Seller Records shall be deemed to be an Excluded Asset, whether or not contained or stored in or on the hard drive of any computers or on any computer system or server, disk or any other electronic media), (c) corporate records, minutes and records of shareholders’ and directors’ meetings of Seller, provided, however, custody or control of such records and minutes of the NFPs along with any existing Tax records, general ledger and other books of original entry, and original payroll records (the “NFP Records”) shall be transferred to Buyer at Closing, (d) any pending trust claims specified in Section 5.5(b)(ii) and any pending insurance claims, (e) those items specifically identified in Schedule 2 as being subject to a corporate lease or otherwise excluded from the sale of the Acquired Assets, including the Managed Assets; (f) approximately 31 acres of undeveloped real property (the exact amount and configuration of which shall be mutually determined by the parties after good faith negotiation before or subsequent to Closing) at Graceland East Memorial Park in Simpsonville, South Carolina (the “Graceland Tract”) with such retained acreage to include a restriction that the property will not be used as a cemetery, as part of the operation of a funeral home or a crematory or for any other purpose (or use that is related to the death care business or that is inconsistent with the operation of Graceland East Memorial Park as a cemetery; (g) all of Seller’s claims and rights in and under the matter captioned SCI California Funeral Services, Inc. v. Five Bridges Foundation, Case No. 432392 in the San Mateo County, California Superior Court; (h) the real estate comprising Donelson, Sewell and Mathews Mortuary; and (i) all other assets of Seller which are not used exclusively or primarily in the ownership, operation or maintenance of the Business and which are not necessary to the continued operation of the Business in a manner consistent with the Seller’s past practices, including training, promotional materials, procedure and policy manuals.

Section 1.3 Consideration for the Business Payable at the Closing. On the terms and subject to the conditions of this Agreement, Buyer, in consideration for the transfer and delivery to it of the Acquired Assets as herein provided, will, in addition to the assumption of liabilities set forth in Section 1.4(a) below, pay to Seller at the Closing the sum of Sixty-Eight Million Dollars ($68,000,000) (the “Closing Purchase Price”), to be delivered by bank wire transfer to such account as Seller shall designate to Buyer in writing at least three (3) business days prior to the Closing Date.

Section 1.4 Liabilities.

(a) Assumed Liabilities. From and after the Effective Time, Buyer agrees to assume and perform the liabilities and obligations of the Business (“Assumed Liabilities”) under and pursuant to the terms and conditions of any Assumed Contract, but only to the extent such obligations arise, accrue or first become due after the Effective Time under the terms of the Assumed Contracts; provided, however, that Buyer will not assume or be responsible for any such liabilities or obligations which arise from any breach or default by Seller under any Assumed Contract that occurs prior to the Effective Time or that arises out of or relates to events or circumstances that occur or exist prior to the Effective Time, all of which liabilities and obligations will constitute Retained Liabilities (as defined herein). Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection herewith, Buyer’s obligations in respect of the Assumed Liabilities will not extend beyond the extent to which Seller was obligated in respect thereof and will be subject to Buyer’s right to contest in good faith the nature and extent of any liability or obligation (but such right to contest shall not affect Buyer’s indemnification responsibilities under Section 8.4(a)(iii)). For purposes hereof, Buyer Burial Resolutions as defined in Section 5.22 shall constitute an Assumed Liability.

(b) Retained Liabilities. Except as provided in Section 1.4(a) hereof, Seller (and/or as applicable, the NFPs) will retain, and Buyer will not assume or be responsible or liable with respect to, any Liabilities of the Business that precede the Effective Time (except as specifically provided in subclause (vii) of this Section 1.4(b)), whether or not arising out of or relating to the conduct of Seller or associated with or arising from any of the Acquired Assets, whether fixed or contingent or known or unknown (collectively, the “Retained Liabilities”), including, without limitation, the following:

(i) Liabilities relating to any Excluded Asset irrespective of whether such liability relates to the period before or after Closing;

(ii) Liabilities of Seller that constitute trade payables;

(iii) Liabilities of Seller or the NFPs arising under or relating to any Assumed Contract to the extent such Liabilities relate to periods prior to the Effective Time or arise from any breach or default by Seller or the NFPs under any Assumed Contract that occurs prior to the Effective Time or that arises out of or relates to events or circumstances that occur or exist prior to the Effective Time, including the Seller Burial Resolutions (as defined in Section 5.22 below);

(iv) Liabilities of Seller or the NFPs arising under or relating to any Contract other than an Assumed Contract;

(v) Liabilities with respect to (A) any Employee Plan maintained, sponsored, contributed to or participated in by Seller or the NFPs for the benefit of or relating to any current or former employee of the Business (“Seller Employee Plan”) and the amendment to or the termination of any Seller Employee Plan, or (B) any person at any time employed by Seller or the NFPs (including, without limitation, any such person who fails to accept an offer of employment by Buyer or any of its Affiliates), and any such person’s spouse, children, other dependents or beneficiaries, with respect to any such person’s employment or termination of employment by Seller or the NFPs, including, without limitation, claims arising under health, medical, dental, disability or other benefit plan for products, supplies or services provided or rendered prior to the Effective Time;

(vi) Seller’s or the NFPs’ deferred sales commissions;

(vii) Liabilities of Seller or the NFPs, based in whole or in part on violations of, or failure to comply with, Law or environmental conditions occurring or existing prior to the Closing and arising out of or relating to Environmental Requirements, except to the extent that such Liabilities are identified in the Environmental Reports.

(viii) Except as otherwise specifically provided in this Agreement, all Liabilities of Seller or the NFPs for any Tax for (A) operations of the Business prior to the Effective Time; (B) Pre-Closing Tax Periods and Straddle Tax Periods for the NFPs to the extent specified in Section 5.12; (C) the transfer of the Acquired Assets; and (C) income earned by the Pre-Need Trust Funds and the Endowment Care Funds (as each of these terms is defined in Section 5.4) prior to delivery thereof to Buyer’s Trustee pursuant to Section 5.5 below to the extent such income (1) is not taxable to the applicable trusts as independent taxpayer entities, and (2) is withdrawn by or for any Seller or otherwise distributed to any Seller (whether such withdrawal or distribution is made before or after the Effective Time);

(ix) Liabilities of Seller or any of the NFPs arising out of or relating to any Proceeding to which Seller or any of the NFPs is a party on the date of this Agreement and relating to the Business or any of the matters referenced on Schedule 10 (“Retained Proceedings”); and

(x) Liabilities arising out of the management of the Managed Businesses by Seller.

It is intended that the Management Agreements shall govern the rights and duties between Seller and the Ohio NFPs and, after the Effective Time, between Buyer and the Ohio NFPs. Notwithstanding the foregoing, the terms of this Agreement shall control in the event of any conflict between this Agreement and any of the Management Agreements.

Section 1.5 Post-Closing Adjustments to Purchase Price.

(a) Audit Report. Seller and Buyer acknowledge that PricewaterhouseCoopers (the “Independent Auditor”) has performed a financial audit and review of the Business and that the report of the Independent Auditor with respect to such audit and review (the “Audit Report”) is expected to be delivered to Buyer on or before the Closing Date. For purposes of this Agreement, the term “Base Gross AR Amount” means the aggregate amount of the gross accounts receivable of all of the cemeteries included in the Business as of the last day of the quarter immediately preceding the Closing Date (excluding any trust claims specified in Section 5.5(b)(ii) and any pending insurance claims), as reflected in the Audit Report (without regard to any allowance for doubtful accounts or other reserve in respect of accounts receivable of the Business), and the term “Base Net Merchandise Trust Amount” means the Net Transferred Merchandise Trust Amount minus the aggregate amount of the Merchandise Liabilities of all of the cemeteries included in the Business, as of the last day of the quarter immediately preceding the Closing Date as reflected in the Audit Report. Buyer shall deliver a copy of the Audit Report to Seller within 15 days after receiving the Audit Report. No later than ten (10) days after the Closing Date, Seller shall deliver to Buyer a detailed statement of Merchandise Liabilities as of the last day of the quarter immediately preceding the Closing Date as reflected in the Audit Report of all of the cemeteries included in the Owned Location and each of the Managed Locations.

(b) Accounts Receivable Adjustment. If the Base Gross AR Amount is less than $6,615,800, then, subject to Section 1.5(e), the Purchase Price shall be decreased by, and Seller shall pay to Buyer, an amount equal to the discounted present value of the amount by which the Base Gross AR Amount is less than $6,964,000, using a discount rate of .065 and a discount period of three (3) years. If the Base Gross AR Amount is greater than $7,312,200, then, subject to Section 1.5(e), the Purchase Price shall be increased by, and Buyer shall pay to Seller, an amount equal to the discounted present value of the amount by which the Base Gross AR Amount is greater than $6,964,000, using a discount rate of .065 and a discount period of three (3) years. If the Base Gross AR Amount is greater than or equal to $6,615,800, but less than or equal to $7,312,200, then no adjustment shall be made to the Purchase Price, and no amount shall be due by any party hereto, under this Section 1.5(b).

(c) Merchandise Trust Adjustment. If the Base Net Merchandise Trust Amount is less than $36,353,650, then, subject to Section 1.5(e), the Purchase Price shall be decreased by, and Seller shall pay to Buyer, the discounted present value of the amount by which the Base Net Merchandise Trust Amount is less than $38,267,000, using a discount rate of .065 and a discount period of ten (10) years. If the Base Net Merchandise Trust Amount is greater than $40,180,350, then subject to Section 1.6(e), the Purchase Price shall be increased by, and Buyer shall pay to Seller, an amount equal to the discounted present value of the amount by which the Base Net Merchandise Trust Amount is greater than $38,267,000, using a discount rate of .065 and a discount period of ten (10) years. If the Base Net

Merchandise Trust Amount is greater than or equal to $36,353,650, but less than or equal to $40,180,350, then no adjustment shall be made to the Purchase Price, and no amount shall be due by any party hereto, under this Section 1.5(c).

(d) Endowment Care Trust Adjustment. If the Transferred Endowment Care Trust Amount is less than $43,557,000, then, subject to Section 1.5(e), the Purchase Price shall be decreased by, and Seller shall pay to Buyer, the Net Endowment Care Adjustment Amount. If the Transferred Endowment Care Trust Amount is greater than $43,557,000, then, subject to Section 1.5(e), the Purchase Price shall be increased by, and Buyer shall pay to Seller, the Net Endowment Care Adjustment Amount.

(e) Net Purchase Price Adjustment Amount. The Purchase Price adjustment amounts provided for in Sections 1.5(b), (c) and (d), if any, shall all be aggregated and netted against each other such that either (i) a single amount shall be payable to Buyer by Seller and no amount shall be payable by Buyer to Seller under this Section 1.5, (ii) a single amount shall be payable to Seller by Buyer, and no amount shall be payable by Seller to Buyer under this Section 1.5, or (iii) no amount shall be payable by any party hereto under either this Section 1.5. By way of example only, if $150,000 is payable by Seller to Buyer pursuant to Section 1.5(b), $50,000 is payable by Seller to Buyer pursuant to Section 1.5(c) and $100,000 is payable by Buyer to Seller pursuant to Section 1.5(d), then Seller shall pay to Buyer, in accordance with Section 1.5(f), an amount equal to $100,000 (i.e., $150,000 + $50,000—$100,000).

(f) Payment of Purchase Price Adjustment Amounts. Any payment due under Section 1.5(e) by Seller on the one hand or Buyer on the other hand shall be paid in full, in cash, no later than seventy-five (75) days after the Closing Date, or, if later than such time, twenty (20) days after the date that the Audit Report is delivered to Buyer. Any amounts not paid within such time period shall accrue interest from the Closing Date through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of the Audit Report.

(g) Tax Treatment. Any payments made pursuant to this Section 1.5 shall be treated by Seller and Buyer as adjustments to the Purchase Price for all Tax purposes.

Section 1.6 Prorations; Services in Progress; Transaction Taxes.

(a) Seller shall be responsible for all Taxes (i) arising as a result of the operation of the Business or ownership of the Acquired Assets prior to the Effective Time and (ii) for Pre-Closing Tax Periods (as hereinafter defined in Section 5.12) of the NFPs. At Closing, all real and personal property Taxes on the Acquired Assets shall be prorated between Seller on the one hand and Buyer on the other hand on a per diem basis. Seller shall also be responsible for all Taxes on income earned by the Pre-Need Trust Funds and the Endowment Care Funds relating to periods prior to the Effective Time to the extent such income (A) is not taxable to the applicable trusts as independent taxpayer entities, and (B) is withdrawn by or for Seller or otherwise distributed to Seller (whether such withdrawal or distribution is made before or after the Effective Time), and Seller shall make all applicable estimated Tax payments to the relevant Taxing Authorities associated with such income. For purposes of determining the amount of Taxes owed by Seller with respect to the Pre-Need Trust Funds and the Endowment Care Funds, the amount of such Taxes shall be computed as if the tax year of such funds ended on the Effective Time with regard to the Managed Businesses and SVMP and the date of the Final Trust Delivery (as defined in Section 5.5(e) below) with regard to the Owned Business.

(b) The parties shall cooperate in transferring from the Seller, to Buyer, all water, electrical, gas and other utility services provided to or benefiting the Real Property, SVMP and the Managed Locations, and as and to whatever extent billings are received by any party relating to services utilized both before the Effective Time (for which Seller shall be responsible) and after the Effective Time (for which Buyer shall be responsible), the parties shall cooperate to make appropriate adjustments and reimbursements between them to accomplish the proper allocation of such billings.

(c) With respect to the Owned Business, all revenues from and direct costs for merchandise paid to third parties in the ordinary course of business associated with Services in Progress will be allocated to Buyer. For purposes of this Agreement, “Services in Progress” means any “at need” cemetery, crematory and/or funeral related services for which a Contract has been entered into, but which have not been completed as of the Effective Time. For purposes of this Agreement, such cemetery, crematory and/or funeral related services are complete when the body or remains have been cremated or interred.

(d) Except as set forth in Sections 1.6(e) and (f) below, Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer (including, without limitation, real estate), conveyance, excise and other similar Taxes and fees (collectively, “Transfer Taxes”) arising out of or in connection with or attributable to (i) the transfer of the Acquired Assets and (ii) the transactions contemplated by this Agreement. Seller shall prepare and timely file all Tax Returns required to be filed in respect of such Transfer Taxes. Seller shall be responsible for filing all required notices related to bulk sales laws and shall indemnify and hold harmless Buyer against all Taxes or other Losses that Buyer becomes liable for as a result of the Seller’s failure to file any applicable bulk sales notices or pay any of its Taxes.

(e) The parties shall share in the payment of any recording and other similar fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement in accordance with the normal practices in the applicable states in which the various Acquired Assets are located; provided, however, that Seller shall pay for the recording of the release of any Lien (other than Permitted Encumbrances) with respect to any Acquired Asset.

(f) Buyer shall be responsible for the timely payment of, and shall indemnify and hold harmless Seller against, all Transfer Taxes arising out of or in connection with or attributable to the transfer of the vehicles listed on Schedule 3 to this Agreement. Buyer shall prepare and timely file all Tax Returns required to be filed in respect of such Transfer Taxes.

Section 1.7 Allocation of Closing Purchase Price.

(a) On or prior to the Closing Date, Buyer and Seller shall mutually agree upon a written statement (the “Statement of Allocation”) setting forth an allocation of the Closing Purchase Price (“Purchase Price Allocation”) (which for such purpose shall be increased by the amount of the liabilities assumed by Buyer). The Statement of Allocation shall include: (i) the assets to be purchased by each of Ohio Management LLC, Buyer LLC and Buyer NQ Sub; (ii) the portion of the Closing Purchase Price that will be paid by or on behalf of Ohio Management LLC, Buyer LLC and Buyer NQ Sub to acquire the Acquired Assets, and (iii) an allocation of the portion of the Closing Purchase Price paid by or on behalf of each of Ohio Management LLC, Buyer LLC and Buyer NQ Sub (“Purchased Acquired Assets Allocation”) among each of the respective categories of Acquired Assets that are purchased. Buyer and Seller agree that each of the allocations required to be prepared pursuant to this Section 1.7 shall be prepared in accordance with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state, local or foreign law, as applicable.

(b) All federal, state, local and foreign income Tax Returns of Seller and Buyer shall be filed consistently with the information set forth on the Statement of Allocation. Moreover, Seller and Buyer further agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority) in a manner that is consistent with the Purchased Acquired Assets Allocation. Seller and Buyer agree to promptly provide each other with any information necessary to complete such

Tax Returns and IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority). Seller and Buyer shall not take any position on a Tax Return, tax proceeding or audit that is inconsistent with any information set forth on the Statement of Allocation.

Section 1.8 Effective Time. The Effective Time of the transfer of the Acquired Assets shall be 11:59 p.m. on the Closing Date.

ARTICLE II

Closing

Section 2.1 Closing. The closing of the transaction provided for in this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel, Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, on December 19, 2007 (the “Closing Date”), or at such other location, time and date as the parties shall mutually agree. In the event of any postponement thereof, all references in this Agreement to the Closing Date shall be deemed to refer to the time and to the date to which the Closing Date shall have been so postponed as herein provided.

Section 2.2 Instruments of Conveyance and Transfer. At the Closing, Seller shall deliver to Buyer such special warranty deeds, bills of sale, endorsements, assignments, title affidavits and other documents reasonably requested by the Title Company, and such other instruments of transfer, conveyance and assignment as may be reasonably requested by Buyer, in forms reasonably satisfactory to Buyer, in order to more fully vest in Buyer good and marketable title to the Acquired Assets. Seller shall take all such steps as may be reasonably requested by Buyer to put Buyer in actual possession and control of the Acquired Assets and the Business as of the Closing.

ARTICLE III

Representations and Warranties by Seller

Seller (which as to each Owned Location shall include Parent and the applicable Seller Entity, as to SVMP shall include Parent and SCI California and as to the Managed Locations shall include Parent and as applicable, SCI Ohio or Alderwoods Ohio, in each case jointly and severally) hereby represents and warrants to Buyer, both as of the date hereof and as of the Effective Time, as follows:

Section 3.1 Organization; Standing; Authorization. Capacity. Each of Seller and the NFPs is a corporation, nonprofit corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of formation, with all requisite power and authority to own the Acquired Assets or the Managed Assets, as the case may be, and to conduct the Business as it is now being conducted and is presently proposed by Seller to be conducted. Each of Seller and the NFPs is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of its business or location of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of, or consent to, this Agreement by each of Seller and the NFPs, as the case may be, has been duly and effectively authorized by all necessary action on the part of Seller and the NFPs, including authorization by the board of directors, trustees or managers of each of Seller and the NFPs, and no further action or Consent is required from Seller or the NFPs. This Agreement has been duly executed and delivered by Seller and consented to by the NFPs, and constitutes the valid and binding obligation of each of Seller, enforceable against Seller in accordance with its terms.

Section 3.2 Financial Information. The unaudited income and expense statements for the Business for the twelve month periods ending December 31, 2004, 2005 and 2006 (collectively, the “Income Statements”), copies of which are attached hereto as Schedule 4, accurately reflect in all material respects the income and expenses of each Owned Location and Managed Location for the periods covered.

Section 3.3 Tax Matters.

(a) (i) each of Seller and the NFPs have properly and timely filed all Tax Returns required to be filed by it, which, with respect to NFPs, were correct and complete in all material respects; (ii) each of Seller and the NFPs has paid all Taxes required to be paid by it (whether or not shown on a Tax Return); and (iii) there are no encumbrances for Taxes on the Acquired Assets, SVMP, the Managed Assets, or the Business other than for Taxes not yet due and payable.

(b) With regard to the NFPs: (i) since January 1, 2002, no audit or other tax proceeding by any Taxing Authority has ever been conducted, is currently pending or, is threatened; (ii) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received and there is no known reasonable basis for any Tax deficiency or adjustment to be assessed; (iii) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax; and (iv) no claim has ever been made by a Taxing Authority in a jurisdiction where an NFP does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(c) Each of Seller and the NFPs have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 (and other applicable forms required to be filed by a state or local Taxing Authority) required with respect thereto have been properly completed and timely filed.

(d) Neither the Seller nor any of the NFPs is a “foreign person” as such term is defined in Section 1445(f)(3) of the Code.

(e) All amounts received by Seller or the NFPs on sales by the Business which are required under applicable state law to be trusted have been deposited in trust and all Tax Returns required to be filed concerning such trusts and the income from such trusts have been filed through all fiscal years ending prior to the Closing Date.

(f) Each NFP is not and has not been a party to any Tax allocation or Tax sharing agreement. No NFP is a member of any Affiliated Group (as defined in Section 1504(a) of the Code or any corresponding provision of state, local or foreign Tax Law) other than the Affiliated Group of which SCI is the parent. No NFP has any Liabilities for Taxes of any Person (A) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), except those which shall be discharged by SCI or one of its Affiliates, (B) as a transferee or successor, or (C) by contract or otherwise.

(g) No NFP has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign Tax Law) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign Tax Law) within the two-year period ending as of the date of this Agreement.

(h) No NFP (i) has agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to such NFP; and (iii) has no application pending with any Taxing Authority requesting a change in accounting method.

(i) No NFP will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) intercompany transactions or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law).

(j) No NFP is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Taxing Authorities. No power of attorney currently in force has been granted by any NFP concerning any Tax matter.

Section 3.4 No Violation. Neither the execution, delivery or performance of this Agreement by the Seller nor the consent to this Agreement by the NFPs will, subject to receipt of all Required Consents, (a) violate, conflict with or result in a breach of any Law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any organizational documents (i.e., charter, bylaws, operating agreement, partnership agreement or similar document), any note, deed, lease, instrument, permit, security agreement, mortgage, commitment, contract, agreement, order, judgment, decree, license or other instrument or agreement, whether written or oral, express or implied, including, without limitation, the Assumed Contracts, to which Seller and/or the NFPs is a party or by which any of the Acquired Assets, the Managed Assets or the Business is bound, or (c) result in the creation or imposition of any Liens with respect to the Acquired Assets, the Managed Assets or the Business.

Section 3.5 Status of Acquired Assets and Managed Assets.

(a) Title to Acquired Assets. Seller has fee simple title to the Owned Real Property, a valid leasehold interest in the Leased Real Property and good and marketable title to all of the Acquired

Assets, subject to no Liens, except for Permitted Encumbrances and as otherwise disclosed in Schedule 1 or Schedule 5. At the Closing, Buyer will acquire fee simple title to the Owned Real Property, a valid leasehold interest in the Leased Real Property and good and marketable title to all of the Acquired Assets, in each case free and clear of any and all Liens except Permitted Encumbrances. Other than as disclosed in Schedule 1, neither Seller nor the NFPs have entered into any Contract granting rights to third parties in any real or personal property of Seller or the NFPs included in the Acquired Assets or the Managed Assets, and no Person has any right to possession or occupancy of any of the Acquired Assets.

(b) Condition of Acquired Assets and Managed Assets. The Real Property and the tangible Acquired Assets that are reasonably necessary for the operation of the Owned Business are in operating condition and reasonable repair (subject to normal wear and tear) and are sufficient to permit Buyer to conduct the Owned Business as presently conducted. The Managed Assets are sufficient to permit Buyer to manage the Managed Businesses as presently conducted in accordance with the terms of the Management Agreements. The assets of SVMP are sufficient for its business.

Section 3.6 Improvements. To the Knowledge of Seller, no municipal or other governmental improvements affecting the Real Property or the real property utilized by the NFPs (the “NFP Real Property”) are in the course of construction or installation, and no such improvement has been ordered to be made; and any municipal or other governmental improvements affecting the Real Property or the NFP Real Property which have been constructed or installed have been paid for and will not hereafter be assessed (except with respect to any currently recorded assessments which are to become due after the Closing), and all assessments heretofore made have been paid in full, other than any recorded assessments which are to become due after the Closing; and neither Seller nor the NFPs has entered into any private contractual obligations relating to the installation of or connection to any sanitary sewers, storm sewers or any other improvements.

Section 3.7 Real Property Approvals. To the Knowledge of Seller, all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if applicable, have been issued for the Real Property or the NFP Real Property, have been paid for, and are in full force and effect.

Section 3.8 Zoning. Except as disclosed on the letters delivered by the zoning code enforcement officers for the municipality where the Real Property or the NFP Real Property is located, neither Seller nor the NFPs have received notice from any Governmental Authority that: (i) any parcel of the Real Property or the NFP Real Property is not in compliance with current zoning and use classifications under the respective municipal zoning ordinance governing such Real Property or the NFP Real Property; (ii) any existing use at or on the Real Property or the NFP Real Property is not a permitted use or an existing non-conforming use thereunder; and (iii) the current construction, operation and use of the buildings and other improvements constituting the Real Property or the NFP Real Property violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Real Property or the NFP Real Property.

Section 3.9 No Violations Relating to Real Property. No portion of the Real Property or the NFP Real Property, and no current use of the Real Property or the NFP Real Property, is in violation of any applicable Law, except where such violation would not have a Material Adverse Effect. Seller has not received notice of any presently outstanding and uncured violations of any building, housing, safety or fire ordinances with respect to the Real Property or the NFP Real Property.

Section 3.10 Real Estate Taxes. Seller has not received notice of any proceeding pending for the adjustment of the assessed valuation of all or any portion of the Real Property or the NFP Real Property. To the Knowledge of Seller, there is no abatement, reduction or deferral in effect with respect to all or any portion of the real estate Taxes or assessments applicable to the Real Property or the NFP Real Property.

Section 3.11 Eminent Domain. Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain (“Taking”) in connection with the Real Property or the NFP Real Property and, to the Knowledge of Seller, no Taking has been threatened.

Section 3.12 Inventory. Seller or the NFPs have good and marketable title to the Inventories (which for purposes of this Section 3.12 includes the same categories of items at SVMP and the Managed Businesses as are defined as the “Inventory” of the Owned Business in Section 1.1(d) above) free and clear of any and all Liens (other than a customer’s rights in items being stored for such customer). The Inventory does not consist of any material amount of items that are obsolete or damaged or items held on consignment. Neither Seller nor the NFPs have acquired or committed to acquire or produce Inventory for sale which is not of a quality usable in the ordinary course of business within a reasonable period of time and consistent with past practice.

Section 3.13 Litigation. No Proceeding before any Governmental Authority, mediator or arbitrator is pending or, to the Knowledge of Seller, threatened, involving Seller and/or the NFPs wherein a judgment, decree, order, settlement or other resolution would have a Material Adverse Effect, or which would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, require Buyer to divest itself of any of the Acquired Assets or require termination of the Management Agreements or the loss of any rights or benefits thereunder. To the Knowledge of Seller, no facts or circumstances or other events have occurred that can reasonably be expected to give rise to any such Proceeding.

Section 3.14 Court Orders and Decrees. There is not outstanding or, to the Knowledge of Seller, threatened any order, writ, injunction or decree of any Governmental Authority, mediator or arbitrator against or affecting Seller, relating to any of the Acquired Assets, the Managed Assets or the Business.

Section 3.15 Trade Names. The Owned Location names set forth on Exhibit B and the Managed Location names set forth on Exhibit C constitute the only trade names held for use or used by the Seller and/or the NFPs in connection with the Business and, other than such trade names, there are no Trademarks that are material to the Business. Seller and/or the NFPs have the legal right to use the Owned Location names set forth on Exhibit B and/or the Managed Location names set forth on Exhibit C, as used by Seller and/or the NFPs in connection with the Business, without the Consent of any other Person.

Section 3.16 Pre-need and Trust Accounts and Contracts.

(a) All monies paid to Seller or the NFPs for the benefit of the Business in respect of the Pre-/At-Need Contracts have been, and as of the Closing will be, set aside and identified as set forth in Schedules 7 and 8. Each of Seller and the NFPs have complied with the terms and conditions of the Pre-/At-Need Contracts. Neither Seller nor the NFPs are in default or breach of any Pre-/At-Need Contract.

(b) The amounts (including interest) held in trust in respect of each of the Pre-/At-Need Contracts, including, without limitation, perpetual care funds, endowment care funds, extended care funds, merchandise trust funds and prearranged mortuary trust funds (collectively, the “Trust Funds”), are held in conformity with all applicable Laws. All of Seller’s and the NFPs’ required contributions to, withdrawals from and investment and other uses of the Trust Funds of Seller and the NFPs have been made in accordance with all applicable Laws, and each of Seller and the NFPs will have paid as of the Closing (or will pay after Closing when due), all commissions due and owing to commissioned sales people in respect of the Pre-/At-Need Contracts. Seller has no Knowledge of any actual or alleged non-compliance on the part of Seller or the NFPs with respect to the Trust Funds.

(c) For those Pre-/At-Need Contracts that are funded by insurance or performance bonds, Seller or the NFPs have purchased and, when required, posted all such insurance policies and performance bonds required to legally fund or secure all such Pre-/At-Need Contracts, and no future premiums or other amounts remain to be paid, except for those instances where, pursuant to the terms of such insurance policies or performance bonds and in the ordinary course of business, the policies or performance bonds specify payment of premiums or other amounts over time. All such insurance policies and performance bonds are fully identified on Schedule 7.

(d) All of the Trust Funds are interest bearing trust accounts or other investment accounts that are permissible under applicable Laws. All of the Trust Funds relating to the Owned Business are identified and described under Schedule 8. Copies of trust agreement pursuant to which Trust Funds relating to SVMP or the Managed Businesses are held have been furnished to the Buyer and are referenced on Schedule 8.

Section 3.17 Contracts. Except for the Assumed Contracts (copies of which have been delivered to Buyer), neither Seller nor any of the NFPs, is a party to or bound by any material Contract relating to the Acquired Assets, the Managed Assets or the Business. Except as disclosed on Schedule 11, all of the Assumed Contracts are in full force and effect, and there exists no default or breach thereunder by Seller or the NFPs or, to the Knowledge of Seller, any other party thereto other than with respect to any Pre-/At-Need Contracts. Neither Seller nor the NFPs has received any notice (written or oral) indicating the intention of any party to any Assumed Contract to amend, modify, rescind or terminate such Assumed Contract. All of the Assumed Contracts are in full force and effect and are enforceable against the Seller and/or the NFPs and any of their affiliates that is a party thereto and, to the Knowledge of Seller, against all other parties thereto in accordance with their terms and applicable Laws.

Section 3.18 Licenses and Permits. Except as set forth on Schedule 11, either the Seller or the NFPs holds all of the Permits required to own, operate and maintain the Business under any applicable Law as currently conducted or proposed (by Seller and/or the NFPs) to be conducted (“Existing Permits”), and all Existing Permits are, and as of immediately prior to the Closing will be, in full force and effect. To the Knowledge of Seller, except as set forth on Schedule 11, there are no material restrictions on Buyer’s ability to replace or renew any of the Existing Permits. Each of Seller and the NFPs is in compliance with all Existing Permits, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 3.19 Consents. Each of Seller and the NFPs have, or will have prior to the Closing, obtained, satisfied or made all Consents (the “Required Consents”) that are required to be obtained, satisfied or made pursuant to any Laws, Permits, Assumed Contracts or other agreements by which Seller or the NFPs, or any of their properties or business assets, including, without limitation, the Acquired Assets and the Managed Assets, are bound in connection with (a) the execution and delivery of this Agreement by Seller; (b) the sale and transfer to Buyer of the Acquired Assets, including, without limitation, the Assumed Contracts and, if transferable to Buyer under applicable Law, the Existing Permits, or (c) the consent of the NFPs to this Agreement.

Section 3.20 Compliance with Laws. The Business presently is conducted, and the Acquired Assets and Managed Assets and their respective uses are, in compliance with all Laws applicable to them, including, without limitation, the funding of or maintaining of all Trust Funds in compliance with applicable Laws or to the posting of performance bonds in lieu thereof, except where the failure to so comply would not have a Material Adverse Effect. Neither Seller nor the NFPs have received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to, or which could result in a Material Adverse Effect.

Section 3.21 OSHA or ADA. There is no Proceeding pending with respect to Seller or the NFPs, and, to the Knowledge of Seller, no charge or claim has been made against Seller or the NFPs that has not been dismissed, discharged or otherwise fully resolved, under the Occupational Safety and Health Act (“OSHA”) or the Americans with Disabilities Act (“ADA”) pertaining to the facilities and operations of the Business.

Section 3.22 Labor Relations. Except as otherwise set forth in Schedule 6, neither Seller nor the NFPs are a party to any collective bargaining or union Contract and Seller is not aware of any current union organization effort with respect to employees of the Business. There are no pending or unresolved unfair labor practice complaints from or with respect to any employees of the Business. Since December 31, 2006, neither Seller nor the NFPs have received any written notice of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Business. Since December 31, 2006, neither Seller nor the NFPs have had an “employment loss” within the meaning of the WARN Act or any similar Law.

Section 3.23 Employees and Independent Contractors. Schedule 6 sets forth a list of all employees of the Business, together with (a) their titles or responsibilities, (b) their salaries or wages during the 2006 calendar year, (c) their dates of hire, (d) any employment or severance agreements with them, and (e) any outstanding loans or advances made to them. Except as limited by any employment Contracts listed in Schedule 5 or Schedule 6 and except for any limitations of general application which may be imposed under applicable employment Laws, either Seller or the NFPs have the right to terminate the employment of each employee of the Business at will and without incurring any penalty or liability other than Retained Liabilities. Each of the Seller and the NFPs are in compliance with all Laws respecting employment practices, except where the failure to so comply would not have a Material Adverse Effect. To the Knowledge of Seller, no employee of the Business has provided to Seller or the NFPs written notice of such employee’s intent to terminate his or her employment with the Business after the date hereof.

Section 3.24 No Brokers. Neither Seller nor any Person acting on behalf of Seller, has agreed to pay to any Person any commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or the transactions contemplated thereby, nor has Seller, or any Person acting on behalf of Seller, taken any action on which a claim for any such payment could be based.

Section 3.25 Accounts Receivable. None of the Owned Receivables or the receivables of SVMP or the Managed Businesses related to the Pre-/At-Need Contracts (together with the Owned Receivables, the “Receivables”) have been sold and/or factored. All Receivables arising since December 31, 2006, represent bona fide claims of Seller or the NFPs against debtors of the Business for sales made, services performed or other charges or valid consideration arising on or before the date hereof. All such Receivables are valid and enforceable claims for payment consistent with past practices, without, to the Knowledge of Seller, setoff or counterclaim. With regard to any receivables owed by any or all of the NFPs to SCI Ohio, Alderwoods Ohio and/or SCI California, Seller makes no representation or warranty whatsoever regarding the existence, amount or collectibility thereof, or otherwise with respect thereto, and all expressed or implied warranties and/or representations regarding such receivables are expressly disclaimed.

Section 3.26 Operations in Ordinary Course of Business. Since December 31, 2006, Seller and the NFPs have operated and conducted the Business in the ordinary and usual course consistent with past practices. Since December 31, 2006, there has been no material adverse change in the financial condition, assets, liabilities, or operations of the Business, nor have any events occurred, nor to the

Knowledge of Seller do there exist any circumstances, which would constitute, either before or after the Closing, any such change. Without limiting the generality of the foregoing and except as set forth on Schedule 11, since December 31, 2006, neither the Seller nor the NFPs have:

(a) sold, assigned, leased or transferred any of their assets, which are material to the Business singly or in the aggregate, other than assets sold or disposed of in the ordinary course of business, consistent with past practice;

(b) canceled, terminated, amended, modified or waived any material term of any Contract relating to the Business to which any of them is a party or by which any of them or any of their assets is bound providing for aggregate annual revenues to Seller or the NFPs in excess of $25,000;

(c) (i) increased the base compensation payable or to become payable to any of its employees or independent contractors, except for normal periodic increases in such base compensation in the ordinary course of business, consistent with past practices (including, without limitation, past practices with respect to amounts and timing), (ii) increased the sales commission rate payable or to become payable to any of its employees or independent contractors except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing), (iii) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its employees or independent contractors, except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing), or (iv) entered into any new employment, collective bargaining or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment thereof (except for Assumed Contracts or with respect to any employee at will without a written agreement);

(d) executed any lease for real or personal property for the Business or incurred any Liability therefor except as otherwise disclosed herein;

(e) suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Business or any assets used in the Business that exceeds $25,000 in any one instance or $100,000 in the aggregate; or

(f) mortgaged or pledged, or otherwise made or suffered any Lien (other than any Permitted Encumbrance) on, any material asset of the Business or group of assets that are material in the aggregate to the Business.

Section 3.27 Corporate Status of SVMP. SVMP is organized as a California nonprofit corporation and has been classified as a mutual benefit corporation. SVMP has no members and its Board fills all vacancies arising on the Board. The individuals comprising the current Board and their respective terms of office will be set forth in the Secretary’s certificate furnished pursuant to Section 7.1(m).

Section 3.28 Intentionally Deleted.

Section 3.29 Compliance with Cemetery Laws. In connection with the ownership and operation of each cemetery included in the Business, each of Seller and the NFPs have complied in all material respects with all applicable Laws governing the operation of cemeteries, the provision of cemetery services and the sale of cemetery merchandise. Furthermore, with respect to the ownership and operation of each cemetery included in the Business, there are no pending or, to the Knowledge of Seller, threatened claims or suspensions against Seller and/or the NFPs, by any Person related to the operation of cemeteries, the provision of cemetery services and the sale of cemetery merchandise.

Section 3.30 Full Disclosure. None of the representations and warranties made by Seller in this Agreement (including the Schedules hereto) or in any document delivered to Buyer by or on behalf of

Seller or the NFPs pursuant to Section 7.1, contains any untrue statement of a material fact, or omits any material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 3.31 No Other Representations or Warranties. Except as expressly stated in this Agreement, Seller makes no other representation or warranty of any kind whatsoever.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller, both as of the date hereof and as of the Effective Time, as follows:

Section 4.1 Authority.

(a) Each of StoneMor LLC, Buyer LLC, Buyer NQ Sub and Ohio Management LLC are limited liability companies or corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The execution, delivery and performance of this Agreement by StoneMor LLC, Buyer LLC, Buyer NQ Sub and Ohio Management LLC, have been duly authorized and consented to by the Board of Managers or Board of Directors of each such Person, and no other or additional consent or authorization on the part of any such Person is required in connection therewith. The consummation of the transactions contemplated by this Agreement will not result in a breach, violation or default by StoneMor LLC, Buyer LLC, Buyer NQ Sub or Ohio Management LLC of or under any judgment, decree or Contract applicable to any of them except to the extent that any such breach, violation or default would not reasonably be expected to have a material adverse effect on the ability of StoneMor LLC, Buyer LLC, Buyer NQ Sub and Ohio Management LLC to perform their obligations hereunder.

(b) Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of StoneMor LLC, Buyer LLC, Buyer NQ Sub and Ohio Management LLC enforceable against each of them in accordance with its terms.

Section 4.2 No Brokers. Neither Buyer, nor any Person acting on behalf of Buyer, has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

Section 4.3 No Other Representations or Warranties. Except as expressly stated in this Agreement, Buyer makes no other representation or warranty of any kind whatsoever.

Section 4.4 Knowledge of Seller Breach. Except as disclosed to Seller in writing, none of the Buyer Representatives (as defined below) have actual knowledge of a breach by Seller of any representation or warranty contained in Article III, or any covenant or agreement to be performed or complied with by Seller in accordance with this Agreement prior to the Effective Time. For purposes of this Section 4.4, the term “Buyer Representative” means William R. Shane, Paul Waimberg, Frank Milles, Michael Stache, Gregg Strom, Alan Fisher, Ken Lee, Penny Casey and Tim Yost, and such persons shall be deemed to have actual knowledge of any breach referred to in the preceding sentence of which any individual assigned by a third-party representative or advisor of Buyer to provide substantial services in connection with the transaction contemplated hereby has actual knowledge.

ARTICLE V

Covenants

Section 5.1 Access to Business. From and after the date of this Agreement, Seller will give and will cause the NFPs to give Buyer and its representatives full and free access to all properties, Contracts, books and records of the Business so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Business, including, without limitation, the conduct of any environmental investigations or assessments, provided that (i) such investigation or assessment shall not unreasonably interfere with the operations of the Business, and (ii) prior to Buyer or any of its representatives or contractors contacting any Owned or Managed Location any personnel at such Location, Buyer shall first communicate with and receive approval from Michael Lehmann, which approval shall not be unreasonably withheld. Seller agrees to furnish to Buyer and its representatives all data and information of a financial or operational nature concerning the Acquired Assets, the Managed Assets and the Business that may be reasonably requested by them to conduct a complete a thorough due diligence review of the Acquired Assets, the Managed Assets, the Business and the employees of the Business. In furtherance and not in limitation of the foregoing, Seller agrees to fully cooperate with Buyer as reasonably requested and as reasonably necessary in connection with the arrangement of any equity or debt financing required by Buyer to consummate the transaction contemplated by this Agreement, provided, however, such cooperation shall impose no monetary obligation on Seller.

Section 5.2 Conduct of Business Pending Closing. From and after the date of this Agreement until the Closing, and except as otherwise permitted by this Agreement or as consented to by Buyer in writing, Seller covenants that:

(a) Seller and the NFPs will conduct the Business only in the ordinary course consistent with past practices, which shall include, without limitation, compliance in all material respects with all applicable Laws and the maintenance in force of all insurance policies and performance bonds;

(b) Seller and the NFPs shall maintain the Acquired Assets or the Managed Assets, as the case may be, in their current state of repair, excepting normal wear and tear and use their commercially reasonable efforts to protect the goodwill of the Business and to maintain for the Business the current relationships with suppliers and customers of the Business and others having business relations with the Business;

(c) Seller and the NFPs shall use their commercially reasonable efforts to ensure that key employees and key independent contractors continue their association with the Business through the Closing Date; and

(d) Neither Seller nor the NFPs shall engage in any practice, take, fail to take, or omit any action, or enter into any transaction, (i) of the kind described in Section 3.26 or (ii) which would make any of the representations and warranties in Article III not true.

Section 5.3 Consents and Licenses. Seller shall use commercially reasonable efforts to obtain, satisfy or make, prior to the Closing, all Required Consents.

Section 5.4 Buyer’s Trustee and Endowment Care and Pre-Need Trust Funds. Buyer shall, prior to Closing, (i) secure all licenses, permits and other governmental authorizations and approvals required by those jurisdictions listed on Exhibit D as a prerequisite to Buyer selling Pre-/At-Need Contracts or accepting funds paid by customers toward Pre-/At-Need Contracts with the Owned Business; and (ii) select and formally designate a trustee or trustees (“Buyer’s Trustee”) that is qualified under applicable Laws to receive all bank, trust or other funds or accounts, excluding insurance premium payments, containing amounts that have been received by Seller prior to the Effective Time pursuant to

Pre-/At-Need Contracts for pre-need cemetery, funeral and/or cremation merchandise and/or services to be provided by the Owned Business (“Owned Pre-Need Trust Funds”), or which are being held as endowment care, perpetual care, extended care or similar trust funds (“Owned Endowment Care Funds”), or which are being held as pre-construction trust funds (“Owned Pre-construction Trust Funds”) (all herein collectively the “Owned Trust Funds”). (The Owned Pre-Need Trust Funds and their counterpart at SVMP or the Managed Businesses (the “NFP Pre-Need Trust Funds”) are collectively referred to as the “Pre-Need Trust Funds.” The Owned Endowment Care Funds and their counterpart at SVMP or the Managed Businesses (the “NFP Endowment Care Funds”) are collectively referred to as the “Endowment Care Funds.” The Owned Pre-construction Trust Funds and their counterpart at SVMP or the Managed Businesses (the “NFP Pre-construction Trust Funds”) are collectively referred to as the “Pre-construction Trust Funds.” The Pre-Need Trust Funds, the Endowment Care Funds and the Pre-construction Trust Funds are collectively referred to as the “Trust Funds”). At or prior to Closing, Buyer shall confirm in writing to Seller and Seller’s Trustees (as defined below) its compliance with the above requirements and acceptance by Buyer’s Trustee of its/their designation and appointment as such. After the Closing Date, all amounts held in the Owned Trust Funds shall be transferred for safekeeping to Buyer’s Trustee, pursuant to Section 5.5, and assuming compliance with these requirements by Buyer, Buyer agrees that all such amounts will be held, administered and withdrawn in accordance with state and federal law. Promptly following the Closing, Buyer shall obtain and post with the requisite authorities in Alabama, California, Hawaii, Iowa, Illinois, Kentucky and South Carolina bonds which are legally and financial adequate to cause the release of the existing bonds regarding the relevant Location Pre-/At-Need Contract performance liability. At closing, Seller shall also provide sufficient information regarding trust or other funds or accounts maintained by SVMP or the Managed Businesses to permit Buyer to discharge its duties pursuant to the terms of the Management Agreements or otherwise with regard to the NFP Pre-Need Trust Funds, the NFP Endowment Care Funds and the NFP Pre-construction Trust Funds.

Section 5.5 Delivery of Owned Trust Funds.

(a) Within the first five (5) business days following the Closing, Seller shall cause the trustees that hold the Owned Trust Funds (“Seller’s Trustees”) to deliver to Buyer’s Trustee, by wire transfer in accordance with the instructions from Buyer and/or Buyer’s Trustee, amounts from each of the various Owned Trust Funds equal to approximately 90% of the Closing Date balances thereof (the “Initial Trust Delivery”), based on (i) most recently obtained bank/trustee account statements for non-commingled accounts and (ii) recent (within 60 days prior to Closing) trust summary report balances for commingled accounts.

(b) For a period of not more than 90 days after the Closing Date, Seller and the NFPs shall continue to make (i) deposits to the undelivered portion of the Trust Funds (the “Retained Trust Funds”) as legally and contractually required with respect to payments upon Pre-/At-Need Contracts received by Seller and the NFPs after the Closing, and (ii) withdrawals from the Retained Trust Funds for legally and contractually allowed amounts with respect to Pre-/At-Need Contracts serviced by Seller and/or the NFPs or other appropriate withdrawals, all in accordance with historical practices of Seller or the NFPs in those regards and consistent with applicable Laws.

(c) Also during the 90-day period referenced in (b) above, Seller shall cause to be computed (for payment to the applicable Taxing Authorities) such Taxes as are due on income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds. Seller and Buyer shall cause to be retained/withdrawn such tax amount from the Retained Trust Funds prior to their delivery (if applicable) to Buyer’s Trustee.

(d) Notwithstanding anything to the contrary, but except as contemplated/allowed in (c) preceding, after the Closing, Seller shall not be entitled to receive any amounts from, or with respect to, the Endowment Care Funds or the Pre-construction Trust Funds.

(e) On or before the 90th day following Closing, Seller shall cause to be delivered to Buyer’s Trustee, by wire transfer in accordance with instructions from Buyer and/or Buyer’s Trustee, the remaining Owned Trust Funds (the “Final Trust Delivery,” and herein together with the Initial Trust Delivery, the “Post-Closing Trust Delivery”), and shall contemporaneously provide to StoneMor LLC a written reconciliation of the amounts making up the Post-Closing Trust Delivery, including designation of the specific Pre-/At-Need Contracts to which the various delivered amounts are attributable. From and after the date of delivery of the Final Trust Delivery, Seller shall not be entitled to any further withdrawals from the Owned Trust Funds, and any further deposits made by Seller to the Trust Funds shall not be considered as additions to the Post-Closing Trust Delivery for other purposes thereof.

(f) For a period of no more than 90 days after the Closing Date, Buyer shall permit Seller reasonable access to the books and records of the Business as shall be reasonably necessary for Seller to properly make the Post-Closing withdrawals and deposits to the Retained Trust Funds as are contemplated in (b) above.

Section 5.6 Cooperation Regarding Publicity. Neither Seller nor Buyer shall make any press release or other public announcement or filing regarding the transactions contemplated herein without prior consultation and coordination with the other party(ies) hereto, so that the business interests of all are properly served. Notwithstanding the foregoing or anything else to the contrary, Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, may make one or more public announcements or filings in connection with the transactions contemplated by this Agreement to the extent that such announcement or filing is reasonably required for the party making such announcement or filing (or any of such party’s Affiliates) to avoid Liability under applicable Laws; provided, however, that the party making such announcement or filing shall notify the other party(ies) hereto, if reasonably possible, at least three business days prior to making such filing.

Section 5.7 Title to Real Estate. Buyer has obtained (and provided copies to Seller, one-half at Buyer’s expense and one-half at Seller’s expense, commitments for title insurance in amounts equal to (i) as to the Owned Real Property, the portion of the Closing Purchase Price deemed allocated to the Owned Real Property as reflected on the Statement of Allocation, and (ii) as to the NFP Real Property, an aggregate amount not exceeding the portion of the Closing Purchase Price deemed allocated to the Management Agreements, as reflected on the Statement of Allocation, in each case from the Title Company, showing title to the Owned Real Property and the NFP Real Property to be held in fee simple and good, marketable and vested in Seller and the NFPs, subject to the liens, claims and encumbrances, easements, rights-of-way, reservations, restrictions, outstanding mineral interests and other matters affecting the Real Property or the title thereto (i) identified on Schedule 1, or (ii) otherwise constituting Permitted Encumbrances. At Closing or soon thereafter as practicable, the Title Company shall issue, one-half at Buyer’s expense and one-half at Seller’s expense, its title insurance policy(ies) consistent with its previous title commitment(s) approved by Buyer.

Section 5.8 Inspections. Seller and Buyer acknowledge that Buyer has performed and obtained inspections and surveys of the Owned Real Property and the NFP Real Property at Buyer’s expense.

Section 5.9 Delivery of Seller Schedules. On or before the fifth (5) business day preceding the Closing Date, the Seller shall deliver to Buyer Schedule 1 through and including Schedule 11 to this Agreement on a compact disk (the “Seller Schedules”). Such delivery shall constitute Seller’s certification that the Seller Schedules, which shall thereupon be incorporated herein by reference, conform to the requirements of the Agreement. Each such Schedule shall set forth true, accurate and complete information as to the matters set forth in the respective Sections of the Agreement herein, all as of the date of such delivery, unless otherwise indicated thereon.

Section 5.10 Satisfaction of Pre-Closing Covenants. Seller and Buyer shall use their commercially reasonable efforts to satisfy at or prior to Closing all of the covenants and agreements to be performed or complied with by each of them, respectively, pursuant to this Agreement at or prior to Closing.

Section 5.11 Post Closing Access.

(a) For a period of eight (8) years from the Closing Date, Seller shall retain and make available to Buyer for any lawful purpose, upon reasonable notice and at reasonable times, Tax records, general ledgers and other books of original entry, and original payroll records of Seller with respect to periods prior to the Effective Time. If Seller ceases to conduct operations prior to the end of such eight-year period, Seller shall give Buyer 60 days’ prior written notice and an opportunity to accept (without charge to Buyer) from Seller, a transfer of such books and records, and if Buyer elects not to accept such books and records, the Seller’s obligations under this paragraph (a) shall cease.

(b) For a period of eight (8) years from the Closing Date, Buyer shall retain and make available to Seller for any lawful purpose, upon reasonable notice and at reasonable times, the books and records of the Business with respect to periods prior to the Effective Time and to actions and events after the Effective Time, to the extent they relate to periods prior to the Effective Time. If Buyer ceases to conduct operations prior to the end of such eight-year period, Buyer shall give Seller 60 days prior written notice and an opportunity to accept (without charge to Seller) from Buyer a transfer of such books and records from Buyer, and if Seller elects not to accept such books and records, Buyer’s obligations under this paragraph (b) shall cease.

(c) After the Closing, for a period of 30 days, Buyer shall provide and allow Seller reasonable access, at such times as are mutually agreed upon in advance by Seller and Buyer, to the facilities in which the Business is conducted as reasonably necessary to collect and remove the Excluded Assets; provided, however, Buyer’s employees shall not be obligated to physically assist in the collection and removal of Excluded Assets and in no event shall such collection and removal of Excluded Assets unreasonably disrupt or interfere with the operations of the Business, and provided, further that, Seller shall fully indemnify Buyer for any and all Losses arising from or relating to Seller’s collection and removal of the Excluded Assets.

(d) Within 45 days following the Closing, Buyer will remove from all computers located at any of the Owned Locations and/or the Managed Locations all Seller proprietary software using “F disks” and instructions provided by Seller transition personnel. Additionally within the same 45-day period, all Seller-held software licenses for non-proprietary software will be terminated by and/or otherwise transferred to Buyer as a result of Buyer communication directly with applicable software vendors/owners.

Section 5.12 Tax Matters.

(a) Seller shall be responsible for preparing and filing, at Seller’s expense, as applicable, within the times and in the manner prescribed by law (subject, however, to filing under any extension) all Tax Returns of Seller, for all Tax periods. Seller shall also make such filings for the NFPs for all periods prior to the Effective Time.

(b) Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax proceeding relating to: (i) the Acquired Assets; (ii) the Managed Assets; (iii) the Business; or (iv) the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the longer of (x) sixty (60) days after the expiration of the statute of limitations of the respective taxable periods or (y) eight years, and to abide by all record retention agreements entered into with any Taxing Authority.

(c) Seller and Buyer agree, upon request, to use their commercially reasonable efforts to obtain any ruling, certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed solely with respect to the transactions contemplated by this Agreement.

(d) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the NFPs for all Tax periods ending on or prior to the Effective Time (“Pre-Closing Tax Periods”) which are required to be filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any Seller will include the operations of the NFPs. Seller shall pay to (or as directed by) Buyer any Taxes of the NFPs for all Pre-Closing Tax Periods to the extent such Taxes have not already been paid by the NFPs (or Seller or an affiliate thereof) prior to the Closing Date, and such payments shall be made in each applicable case within five days after the date when Buyer notifies Sellers of an amount of such Taxes that is payable to the relevant Taxing Authority.

(e) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the NFPs for Tax periods which begin before the Effective Time and end after the Effective Time (“Straddle Tax Periods” other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any Seller will include the operation of the

NFPs). Seller shall pay to Buyer an amount equal to the portion of such Taxes which relates to the portion of such Straddle Tax Period ending on the Effective Time. Any such payment for Taxes for any Straddle Tax Period shall be made by Seller to Buyer within five days after the date when Buyer notifies Seller of an amount of such Taxes that is payable to the relevant Taxing Authority. For purposes of this Section 5.12(e), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Tax period ending on the Effective Time shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective Time. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Effective Time. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by applicable Law) of the NFPs.

Section 5.13 Employees.

(a) Buyer may, but shall not be obligated to, offer employment to any employees of the Business on such terms and conditions as Buyer may determine. Seller shall retain all obligations and liabilities arising on or prior to the Effective Time in respect of current and former employees of Seller and the NFPs under any and all employee benefit plans, policies or practices of each of Seller or any of the NFPs, and applicable Laws. Prior to the Closing, Buyer shall notify the Seller, as applicable, of those employees of the Business to whom Buyer expects to make an offer of employment. Buyer shall not assume or otherwise be responsible for any obligation or liability of employee benefit plans, policies or practices of the Seller or any of the NFPs, or from any employee’s employment or termination of employment prior to the Closing.

(b) Seller shall be responsible for providing health benefit continuation coverage under Section 162(k) and Section 4980B of the Code with respect to (i) any former employee of Seller or any of the NFPs, and any other qualified beneficiary under any group health plan who as of the Closing is receiving or is eligible to receive such continuation coverage, and (ii) any employee of the Seller or any of the NFPs, and any qualified beneficiary with respect to such employee.

(c) Seller shall be responsible for, and shall comply with, any and all WARN Act obligations relating to periods prior to Closing or associated with, or incurred as a result of, the transactions contemplated by this Agreement.

Section 5.14 No Solicitation; Notification.

(a) No Solicitation. Prior to Closing, Seller shall not, and Seller shall cause its representatives (including, without limitation, investment bankers, attorneys and accountants), employees, directors, members, partners and other Affiliates not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person other than Buyer and its representatives concerning any sale of all or any portion of the assets of the Business of, or of any shares of capital stock or other units of equity interests in Seller, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving either Seller or the NFPs that encompasses any portion of the Business, the Managed Assets or the Acquired Assets (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Seller hereby represents and warrants that it is not now engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. Seller shall not cause its representatives (including, without limitation, investment bankers, attorneys and accountants), employees, directors, members, partners and other Affiliates not to, agree to release any third party from, or waive any provision of, any confidentiality or standstill agreement that relates in any way to all or a portion of the Business.

(b) Notification. Seller shall (i) immediately notify Buyer if any written offer, inquiry or proposal is made or given to Seller or the NFPs (or any of their Affiliates) with respect to any Proposed Acquisition Transaction, and (ii) promptly provide Buyer with a copy of any such offer, proposal or inquiry; provided, however, that no such notice hereunder shall relieve Seller of its respective obligations under Section 5.14(a).

Section 5.15 Confidentiality. The parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed except to consultants, advisors, lenders or other financial sources and Affiliates, or as required by Law, until such time as the parties make a public announcement regarding the transaction as provided hereunder. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it has had, and will continue to have, access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its advisors, consultants and other representatives and to Affiliates, or as required by Law, in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Buyer may disclose this Agreement and the information and data in Buyer’s possession in connection herewith to its lenders, but shall advise them of the requirement to maintain the confidentiality of such information and data. This Section 5.15 shall not apply to any information that is (a) in the public domain through no fault on the part of the receiving party hereto or any of their Affiliates or the employees, agents or representatives of such party or any of its Affiliates, or (b) learned or discovered through any independent source that is not obligated to maintain such information as confidential. Because of the difficulty of measuring economic loss as a result of a breach of the foregoing covenants in this Section 5.15, and because of the immediate and irreparable damage that would be caused for which there may be no other adequate remedy at law, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants in this Section 5.15, such covenants may be enforced against them by injunction or restraining order.

Section 5.16 Post-Closing Cooperation Regarding Financial Information. After the Closing, without limiting the generality of any other provision of this Agreement, and without further consideration, Seller shall, and shall cause its respective Affiliates to, provide reasonable cooperation (including reasonable access to files, records and employees of Seller) to Buyer and its agents and representatives (including Buyer’s external auditors) in connection with the preparation of financial statements and financial information and disclosures relating to the Business, the Managed Assets and the Acquired Assets, including, without limitation, disclosures required under Items 2.01 and 9.01 of Form 8-K adopted by the Securities and Exchange Commission (“SEC”), including all requirements for pro forma financial information. Until such time as StoneMor Partners L.P. (“SPLP”) has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Seller shall (i) consent to the inclusion or incorporation by reference of the Audit Report in any registration statement, report or other document of Buyer to be filed with the SEC in which Buyer reasonably determines that the Audit Report is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under U.S. laws pertaining to securities , (ii) use commercially reasonable efforts to cooperate with Buyer to obtain the consent of the Independent Auditor to the inclusion or incorporation by reference of the Audit Report in any such registration statement, report or other document, and (iii) execute and deliver or cause to be executed and delivered to the Independent Auditor such representation letters, in form and substance customary of representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Independent Auditor, with respect to the Audit Report.

Section 5.17 Other Post-closing Covenants.

(a) The Graceland Tract, the Donelson Lease and Restriction on Use. Following the Closing, the parties agree to take such other commercially reasonable steps as may be required to satisfy the intent of the parties with respect to the segregation of the Graceland Tract. As appropriate, Seller shall pursue subdivision approval and other regulatory approval for the segregation of the Graceland Tract. Buyer shall cooperate with Seller in its pursuit of such approvals; provided, however, Buyer shall not be required to incur any out-of-pocket expenses in connection with such efforts. The parties shall cooperate in the payment of real estate taxes upon the Graceland Tract such that they are prorated based on the percentage of land to be owned by each party. Seller agrees that the Graceland Tract shall not be used as a cemetery, as part of the operation of a funeral home or a crematory or for any other purpose or use that is related to the death care business or that is inconsistent with the operation of Graceland East Memorial Park as a cemetery. Following expiration of the Donelson Lease (as defined below), Seller agrees to a similar restriction upon the use of the premises comprising the Donelson Lease. Seller agrees that Buyer and Seller shall enter into and record concurrently an agreement, which shall be a covenant running with the land, memorializing such restrictions on the use of the Graceland Tract and the premises comprising the Donelson Lease.

(b) Huson Funeral Home. Lessor for the premises at 6000 Camp Robinson Road, North Little Rock, Pulaski County, Arkansas has requested certain repairs to the leasehold. Seller has agreed to make such repairs, to arrange for the completion of such repairs or to make other arrangements which shall be to the satisfaction of the lessor.

(c) Sacramento Memorial Lawn. Seller agrees to complete repairs to the crematory at Sacramento Memorial Lawn in order to restore it to good working order.

(d) Retained Proceedings. Seller shall have sole authority with regard to Retained Proceedings; provided, however, Seller shall keep Buyer apprised of the status of such matters.

(e) Financial Audits of South Carolina Cemeteries. In order to secure required Permits for Buyer to operate Frederick Memorial Gardens and Graceland East Memorial Park, Seller has undertaken certain financial audits as required by the South Carolina Perpetual Care Cemetery Board. Seller agrees to complete such audits to the satisfaction of the cemetery regulatory authority on or before February 1, 2008.

(f) Crematories. For the three (3) years immediately following Closing, Seller agrees that while owned or managed by Seller, locations currently utilizing the crematories at the Owned or Managed Locations will continue to do so subject to customer preference and provided that Buyer’s pricing at each location is within five percent (5%) of the average price for crematories operating within a 10 mile radius thereof and Buyer’s practices are consistent with current practices of the Seller. Buyer further agrees that during the term of this covenant its pricing shall not increase more than five percent (5%).

Section 5.18 Further Assurances. From time to time after the Closing, at the request of Buyer, and without further consideration but at no cost to Seller, Seller will execute and deliver such additional documents and will take such other actions as Buyer reasonably may request to more fully and absolutely convey, assign, transfer, deliver and vest in Buyer title to the Acquired Assets and the Owned Business and all of Seller’s rights under the Management Agreements with respect to the Managed Assets and Managed Businesses and to otherwise carry out the terms of this Agreement.

Section 5.19 Notice of Breaches. Seller shall give prompt notice to Buyer in writing of (a) the occurrence, or failure to occur, of any event, which occurrence or failure causes or would reasonably be expected to cause any representation or warranty of Seller contained in this Agreement or in any Exhibit or Schedule hereto to be untrue or inaccurate, (b) any Material Adverse Effect, and (c) any failure of Seller or any of its respective Affiliates, shareholders or representatives to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by them under this Agreement or any Exhibit or Schedule hereto; and if after receiving such disclosure Buyer has elected to proceed with the Closing, such disclosure shall be deemed to cure, and shall relieve Seller of any Liability with respect to any breach of, or failure to satisfy, any representation, warranty, covenant, condition or agreement hereunder to the extent such breach or failure was fully and accurately described in such disclosure.

Section 5.20 HSR Act. The Seller and the Buyer have filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required by the Hart Scott Rodino Antitrust Improvement Act of 1976 (the “HSR Act”). The Seller and the Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use it reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transaction contemplated by this Agreement. For purposes of this Section 5.20, the “reasonable best efforts” of any party shall not require that party to pay any amount to or incur any obligation in favor of any Person other than for filing fees payable under the HSR Act or agree to any prohibition, limitation or other similar requirement. The Buyer shall be responsible for the filing fees under the HSR Act (“HSR Filing Fees”).

Section 5.21 Dignity Memorial Benefits. Seller shall make available to Buyer the Dignity Memorial benefits listed on Exhibit F, for the prices listed on Exhibit F, after the Closing, solely to allow Buyer to service Pre-/At-Need Contracts that may include Dignity Memorial products. The prices for the items referenced on Exhibit F will increase each year on the anniversary of the Closing Date by 4%. Buyer will remove/destroy all “Dignity” and “Dignity Memorial” signs at the Business within 60 days following the Closing Date.

Section 5.22 Wrongful Burial Resolutions. Buyer and Seller recognize that during the term of Seller’s ownership, Seller has discovered material issues/problems at certain of the cemeteries included in the Business (Carolina Biblical Gardens of Guilford, in Jamestown, North Carolina; Martin Memorial Gardens in Everetts, North Carolina; York Memorial Park, in Charlotte, North Carolina; and Memorial Park Sedalia, in Sedalia, Missouri) resulting from burials that were misplaced, improperly recorded or that could not otherwise be properly accounted for (“Burial Issues”). Seller believes that the Burial Issues at Martin Memorial Gardens and Memorial Park Sedalia identified to date have been properly remedied and that the Burial Issues at Carolina Biblical Gardens and York Memorial Park identified to date are still in the process of remediation. With respect to presently known or hereafter (including after the Effective Time) discovered Burial Issues at any of the above-named cemeteries, Buyer agrees to use reasonable efforts consistent with current cemetery standards and practices, including utilization of Buyer employees, equipment, merchandise and other available lands within the affected cemetery(ies), to resolve promptly such Burial Issues including continuation of remediation efforts initiated by Seller and to mitigate the third party claims by customers of the cemeteries and their families (the “Buyer Burial Resolutions”). However, to the extent that Buyer in carrying out Buyer Burial Resolutions incurs expense as a result of payments to third parties including expenditures related to the defense and settlement of claims asserted by third parties (herein, the “Seller Burial Resolutions”), Seller shall retain responsibility therefor and fully indemnify Buyer therefrom in accordance with the terms of this Agreement; provided, however, such indemnification shall not relieve Buyer of its responsibilities with regard to Buyer Burial Resolutions, and Seller may assert Buyer’s failure to discharge Buyer Burial Resolutions as a defense to Buyer’s right of indemnification.

ARTICLE VI

Conditions Precedent to Closing

Section 6.1 Conditions to Seller Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Seller at its option:

(a) the representations and warranties of Buyer contained in this Agreement shall be true and correct, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of some other specified date, which as of the Closing shall remain true and correct as of such specified date;

(b) Buyer shall have discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Buyer at or prior to the Closing;

(c) Buyer shall have delivered, or caused to be delivered, to Seller each of the documents required by Section 7.2;

(d) The waiting period under the HSR Act shall have expired or terminated; and

(e) The retainage by Seller of acreage from Graceland East Memorial Park, Simpsonville, South Carolina, shall have been fully negotiated.

(f) The parties shall have completed Exhibit E to their mutual satisfaction.

Section 6.2 Conditions to Buyer Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Buyer at its option:

(a) the representations and warranties of Seller contained in this Agreement shall be true and correct, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of some other specified date, which as of the Closing shall remain true and correct as of such specified date;

(b) Seller shall have discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Seller at or prior to the Closing;

(c) The environmental condition or other liability related to the sewage treatment unit at Memorial Park Sedalia in Sedalia, Missouri and the release of hazardous materials from Olivet Memorial Park and Crematory in Colma, California shall have been addressed to the reasonable satisfaction of the Buyer;

(d) Seller shall have delivered Seller Records pursuant to Section 1.1(m) and transferred custody and control of the NFP Records pursuant to Section 1.2;

(e) Seller shall have delivered the copies of the written resignations of the directors or trustees and officers of the NFPs as well as copies of resolutions adopted by the NFPs filling the vacancies caused by such resignation or otherwise, which shall be to the satisfaction of the Buyer;

(f) Seller shall have delivered, or caused to be delivered, to Buyer each of the documents required by Section 7.1;

(g) Buyer shall have obtained financing (both debt and equity) for the Purchase Price on terms satisfactory to the Buyer in Buyer’s reasonable discretion.

(h) There shall have been no material adverse change in the condition (financial, physical or otherwise) of the assets, commercial relationships, business or operations of the Business, the Managed Assets or the Acquired Assets from and after December 31, 2006;

(i) No Law, order or judgment shall have been enacted, entered, issued or promulgated by any Governmental Authority, arbitrator or mediator, which challenges, or seeks to prohibit, restrict or enjoin the consummation of the transactions contemplated hereby, nor shall there be pending or threatened, any action, suit or proceeding by or before any Governmental Authority, arbitrator or mediator, challenging any of the transactions contemplated by this Agreement, seeking monetary relief by reason of the consummation of such transactions or seeking to effect any material divestiture or to revoke or suspend any material Contract or Permit of the Business by reason of any or all of the transactions contemplated by this Agreement;

(j) Buyer shall have obtained all required Permits for the operation of the Business;

(k) All Required Consents shall have been made, obtained or given, including without limitation, those of Buyer’s existing lenders, and such Consents shall be in full force and effect;

(l) Buyer shall not have made any discovery during its due diligence investigation of the Business which would (in the reasonable judgment of a third party) have a Material Adverse Effect on the value of the Business to be purchased hereunder;

(m) Buyer shall have received the Seller Schedules and such Seller Schedules shall not be different from the information that was contained on the Bowne Data Room(s) containing information regarding the Business and accessible to Buyer, as that information existed on March 28, 2007, to such an extent that the difference would (in the reasonable judgment of a third party) have a Material Adverse Effect on the value of the Business to be purchased hereunder; and

(n) The waiting period under the HSR Act shall have expired or terminated.

(o) Buyer shall have received the Audit Report and reasonable assurance from its auditors that the Audit Report is sufficient, in the opinion of Deloitte & Touche, to permit SPLP to satisfy its disclosure obligations under Items 2.01 and 9.01 of Form 8-K adopted by the SEC, including all requirements for pro forma financial information.

(p) The parties shall have agreed on: (i) the steps to be taken post-closing to resolve the status of SVMP and its relationship to StoneMor; (ii) the desired result to be achieved and (iii) the post-closing adjustment, if any, to Closing Purchase Price in the event the desired result is not achieved.

(q) The parties shall have completed Exhibit E to their mutual satisfaction.

ARTICLE VII

Closing Deliveries

Section 7.1 Seller’s and the NFPs’ Closing Deliveries. At the Closing, Seller will deliver to Buyer the following documents, duly executed as required, and each in form and substance reasonably acceptable to Buyer and its counsel:

(a) motor vehicle transfer/tax forms transferring the automobiles comprised in the Acquired Assets to Buyer, free and clear of all Liens (one for each automobile) and duly endorsed certificates of title for the automobiles evidencing that title to such vehicles are held in Buyer and are free and clear of all Liens (one for each automobile); provided, however, that as to all such vehicles which are covered by leases from Wheels, Inc., as referenced above, Buyer recognizes that Wheels, Inc. will cause new certificates of title to be issued and delivered to Buyer after Closing according to the standard procedures of the applicable states regarding such matters;

(b) a bill of sale conveying the applicable Acquired Assets to Buyer, in form and substance reasonably acceptable to Buyer;

(c) an assignment and assumption agreement assigning to Buyer all of the Assumed Contracts;

(d) an assignment agreement assigning to Buyer (and/or to Buyer’s Trustee, as appropriate), all Trust Funds, insurance policies and Receivables related to the Pre-/At-Need Contracts of the Owned Location (other than those specified in Section 5.5);

(e) a certificate of Seller, to the effect that the conditions set forth in Sections 6.2(a), (b) and (f) hereof have been satisfied;

(f) a certificate of each of Seller to the effect that the Seller is not a foreign person within the meaning of Section 1445 of the Code (or any comparable law);

(g) Special Warranty Deeds conveying to Buyer title in fee simple to the Owned Real Property;

(h) fully executed counterparts of any and all required transfer tax forms;

(i) such title affidavits, opinions and indemnities as may be requested by the Title Company to issue the policy to Buyer;

(j) all other bills of sale, deeds, leases, transfers, assignments, acts, things and assurances as may be required in the reasonable opinion of Buyer for more perfectly and absolutely assigning, transferring, conveying, assuring to and vesting in Buyer title to the Acquired Assets free and clear of all Liens and Seller’s rights in and under the Management Agreements;

(k) copies of all Required Consents, duly executed by the Person from whom consent is required to be obtained;

(l) a mutual release by and among SCI Ohio, Alderwoods Ohio and the Ohio NFPs and a mutual release and termination of management arrangement between SCI California and SVMP, all in form and substance reasonably satisfactory to the Buyer;

(m) a Secretary’s Certificate from each of the NFPs certifying that the governing documents appended thereto including without limitation the articles of incorporation, bylaws, management agreements and resolutions are current, correct and complete and with regard to SVMP setting forth the names of the individuals who comprise the current Board and their respective terms of office;

(n) a lease of the premises from which the Donelson, Sewell and Mathews Mortuary currently operates (the “Donelson Lease”); and

(o) such other documents as may be reasonably required to consummate the transaction contemplated hereunder.

Section 7.2 Buyer’s Closing Deliveries. At the Closing, Buyer will deliver to Seller the following:

(a) in the form and manner specified in Section 1.3 hereof, the Closing Purchase Price, as adjusted pursuant to this Agreement;

(b) the Donelson Lease duly executed on behalf of the Buyer accompanied by the rents specified therein;

(c) a certificate of Buyer, signed by an executive officer thereof, to the effect that the conditions set forth in Sections 6.1(a) and (b) hereof have been satisfied; and

(d) such other documents as may be reasonably required to consummate the transaction contemplated hereunder.

ARTICLE VIII

Survival of Representations, Warranties and Covenants;

Indemnification; Enforcement of Agreement

Section 8.1 Nature of Representations. For purposes of this Agreement, the contents of all Exhibits, certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations, warranties and covenants made in this Agreement, constitute representations, warranties and covenants made in this Agreement by Seller or Buyer, as the case may be.

Section 8.2 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties made in this Agreement shall survive the Closing, without regard to any investigation by the parties with respect thereto, as follows:

(a) The representations and warranties set out in Sections 3.1 (Organization, Standing; Authorization; Capacity), 3.3 (Tax Matters), 3.5(a) (Title to Acquired Assets), 3.10 (Real Estate Taxes), 3.16(b) (Pre-need and Trust Accounts and Contracts), 3.24 (No Brokers), 3.27 (Corporate Status of SVMP) and 4.1 (Authority) (claims with respect to any of the foregoing representations and warranties referred to herein as “Special Claims”), and the indemnification obligations of the parties with respect to breaches of such representations and warranties, shall survive for a period equal to the statute of limitations pertaining thereto;

(b) All other representations and warranties made in this Agreement, and the indemnification obligations of the parties with respect to breaches of such representations and warranties, shall survive for a period of two (2) years after the Closing;

(c) Any claims, actions or suits that the Seller, on the one hand, or the Buyer, on the other hand, may have against the other that arise from any actual fraud on the part of such other party in connection with this Agreement or the transactions contemplated hereunder, shall continue in full force and effect without limitation;

(d) All covenants and agreements made in this Agreement, and the indemnification obligations of the parties with respect to breaches of such covenants and agreements, shall survive for a period equal to the statute of limitations or the period of time specified herein for a particular covenant or agreement; provided, however that the covenants contained in Section 5.18 (Further Assurances) and the indemnification obligations of the parties with respect to breaches thereof, shall survive the Closing indefinitely; and

(e) Notwithstanding the foregoing or anything else to the contrary, if any claim or proceeding is to be made or brought by an Indemnitee (as defined in Section 8.8) within the applicable time period set forth above in this Section 8.2, such claim, and the representation, warranty and/or covenant alleged to have been breached in such claim or proceeding, and all indemnification obligations of the parties with respect thereto, shall survive until the final resolution of such claim by settlement, arbitration, litigation or otherwise.

Section 8.3 Indemnification by Seller.

(a) Seller (being for this purpose, as to any particular Owned Location, Parent and that Location’s particular Subsidiary Owner, jointly and severally, and as to any particular Managed Location, Parent and either SCI Ohio or Alderwoods Ohio, as applicable, jointly and severally) agrees to indemnify and hold each Indemnitee (as defined in Section 8.8), harmless from all Losses incurred, suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of warranty or inaccurate or erroneous representation made by Seller (except to the extent that a Buyer Representative had actual knowledge thereof in breach of Section 4.4);

(iii) any Retained Liabilities;

(iv) any Taxes of Seller or the NFPs (for all periods through the Effective Time), including, without limitation, (A) Transfer Taxes; (B) the portion of real and personal property Taxes for which Seller or the NFPs are liable for pursuant to Section 1.7.; (C) Taxes on income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds prior to the Effective Time with regard to SVMP and the Managed Businesses and prior to delivery thereof to Buyer’s Trustee with regard to the Owned Business; and (D) Taxes payable by any trust (as an independent taxpayer entity) of or relating to any Seller or any of the NFPs, and to any or all of the Business, including, without limitation, Taxes relating to or arising from income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds prior to the Effective Time with regard to SVMP and the Managed Businesses and prior to the delivery thereof to Buyer’s Trustee with regard to the Owned Business; and

(v) any (A) Taxes of the NFPs for any Pre-Closing Tax Periods and the portion of the Straddle Tax Period that ends on the Effective Time, and (B) unpaid Taxes of any Person including under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(b) Notwithstanding anything herein to the contrary, Buyer shall have no claim for indemnification hereunder until the total amount of all Losses incurred which would otherwise be subject to indemnification hereunder exceeds $1,000,000, and then only to the extent of such excess, but in no event shall the aggregate amount of all Losses subject to indemnification under this Section 8.3 exceed the Closing Purchase Price; provided, however, that the amounts set forth in this Section 8.3(b) shall not apply to any Losses resulting from or arising out of, directly or indirectly, (i) any Special Claims, (ii) claims under Sections 8.3(a)(i), 8.3(a)(iii) (other than the Retained Liabilities identified in Section 1.4(b)(vii)), 8.3(a)(iv) or 8.3(a)(v) or (iii) claims arising from any actual fraud on the part of Seller, as to which Seller shall have liability for the entire amount of such Loss without any limitation; and

(c) Except as provided in Section 8.7, the indemnification obligations of Seller shall be the exclusive remedy of Buyer with respect to any matter subject to indemnification hereunder.

(d) Seller will be entitled to receive as a credit against any indemnification amount owing to Buyer hereunder an amount equal to the net proceeds of any insurance policy actually received by Buyer for any Loss for which Seller agreed to indemnify Buyer under this Section 8.3.

Section 8.4 Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold each Indemnitee (as defined in Section 8.8) harmless from all Losses incurred, suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of warranty or inaccurate or erroneous representation made by Buyer herein (except to the extent that Seller had actual knowledge thereof prior to the Closing); and

(iii) the failure of Buyer to fully pay and discharge as and when same are due the Assumed Liabilities or any of the obligations, liabilities and/or duties relating to or arising from the Business from and after the Effective Time.

(b) Except as provided in Section 8.7, the indemnification obligations of Buyer hereunder shall be exclusive remedy of Seller with respect to any matter subject to indemnification hereunder.

(c) Buyer will be entitled to receive as a credit against any indemnification amount owed to Seller hereunder an amount equal to the net proceeds of any insurance policy actually received by Seller for a Loss for which the Buyer agreed to indemnify Seller under this Section 8.4.

Section 8.5 Defense of Claims; Payment.

(a) Any Indemnitee seeking indemnification with respect to any actual or alleged Loss shall give notice to the applicable Indemnitor within the applicable survival period set forth in Section 8.2. If any claim, suit, demand or action is asserted or threatened by a third party (“Claim”) after the

Closing Date for which an Indemnitor may be liable under the terms of Article VIII, then the Indemnitee shall notify the Indemnitor within thirty (30) days after such Claim is known to the Indemnitee (provided, however, that failure to provide such notice will not affect the Indemnitee’s rights to indemnity hereunder from Indemnitor, unless the Indemnitee can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice) and shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such Claim; and (iv) to employ counsel to contest any such Claim in the name of the Indemnitee or otherwise (except as set forth below in Section 8.5(b)).

(b) If the Indemnitor intends to assume the defense of such Claim, it shall give written notice of such intention to the Indemnitee within 15 days after Indemnitor first receives written notice of such Claim, whereupon Indemnitee shall permit, and Indemnitor shall assume, the defense of any such Claim, through counsel reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, the Indemnitee may participate in such defense of such Claim (with one or more counsel of its own choice) at its own expense, provided, however, that if the parties to any such Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee, and the Indemnitor shall have been advised in writing by counsel for the Indemnitee that there may be one or more defenses available to the Indemnitee that are not available to the Indemnitor or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnitor and the Indemnitee, the Indemnitor shall not have the right to assume the defense of such Claim on behalf of the Indemnitee and the fees and expenses of one such separate counsel employed by the Indemnitee shall be at the expense of the Indemnitor.

(c) If the Indemnitor fails to assume the defense of any Claim within 15 days after Indemnitor first receives written notice of such Claim, the Indemnitee may defend against such Claim in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense) and a recovery against the Indemnitee in such Claim for damages suffered by it in good faith, shall be conclusive in its favor against the Indemnitor.

(d) The Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment with respect thereto which does not include, as an unconditional term thereof, the giving to the Indemnitee a release by all other participants from all liability in respect of such Claim. Unless the Indemnitor shall have elected not to assume the defense of any claim subject to Article VIII or, after reasonable written notice of any Claim that is subject to the indemnification provisions of this Article VIII shall have failed to assume or participate in the defense thereof, the Indemnitee may not settle or compromise such Claim without the written consent of the Indemnitor, such consent not to be unreasonably withheld.

(e) Upon determination of the amount due to an Indemnitee (“Indemnification Amount”) in connection with any matter for which indemnification is sought under this Article VIII (“Indemnification Matter”) (whether by agreement between the Indemnitor and the Indemnitee or after a settlement agreement is executed or a final judgment or order is rendered by an arbitrator or court of competent jurisdiction with respect to the Indemnification Matter), the Indemnitor shall promptly (and in any event, not later than 10 days after such determination) pay the Indemnification Amount, in cash, to the Indemnitee. Any Indemnification Amount that is not paid in full within 10 days after final determination of the Indemnification Amount as set forth above, such unpaid amount shall thereafter accrue interest through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of such final determination.

Section 8.6 Dispute Resolution.

(a) Except as provided in Section 8.6(g), any and all disputes among the parties to this Agreement (defined for the purpose of this provision to include their respective officers, directors, managers, members, partners, shareholders, agents and/or other Affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in such city as the parties shall mutually agree, or if they are unable to agree, in Wilmington, Delaware, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed by or affiliated with any of the parties hereto. If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment.

(b) The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).

(c) The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of Law determined under the Laws of the State of Delaware (without regard to its principles of conflicts of laws). The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within six (6) months after the appointment of the arbitrator. No fees shall be paid to the arbitrator with respect to services rendered by the arbitrator after the elapse of six (6) months following the appointment of the arbitrator.

(d) The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(e) The parties shall share equally the fees and expenses of the arbitrator.

(f) Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award.

(g) The parties hereto agree that the provisions of this Section 8.6 shall not be construed to prohibit any party from obtaining, in the proper case, specific performance or injunctive relief in any court of competent jurisdiction with respect to the enforcement of any covenant or agreement of another party to this Agreement as provided herein.

Section 8.7 Enforcement of Agreement. Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the covenants, agreements, rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Acquired Assets, and to assign the Management Agreements, as well as the rights and obligations of the parties under Articles V, VIII and X, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law may be adequate in any action for specific performance hereunder.

Section 8.8 Definitions.

(a) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean Buyer and Buyer’s Affiliates and the directors, officers, partners, members, managers, employees, successors and assigns of Buyer or any of its Affiliates, and in the case of a claim of indemnification brought pursuant to 8.4, it shall mean Seller, its Affiliates and the directors, officers, partners, members, managers, employees, successors and assigns of Seller or its Affiliates.

(b) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitor” shall mean Seller, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Buyer.

Section 8.9 Cooperation.

(a) If Buyer or Seller submits to an insurance carrier for any of their respective insurance policies, a claim arising from or relating to a Claim or action by a third party which may otherwise be subject to indemnification pursuant to Section 8.3 or Section 8.4, as the case may be, and if such insurance carrier agrees to defend such claim, then the defense of such claim shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

(b) After the Closing Date, the parties agree to cooperate with each other in connection with the resolution of any on-going or future litigation, regulatory matter, consumer complaint or any other Claim or matter related to the operation of the Business prior to the Closing Date, or for any matter arising after the Closing Date, for which either party may be obligated to indemnify the other (“Litigation Matters”). Cooperation may include, but is not limited to, providing access to books and records related to a Litigation Matter, access to employees who have or may have information related to a Litigation Matter for interview, deposition or trial, or any other reasonable cooperation requested by one party of the other in connection with a Litigation Matter.

ARTICLE IX

Termination of Agreement

Section 9.1 Termination. Except where a right to terminate this Agreement is otherwise specifically provided for herein, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(a) by mutual consent of Seller and Buyer;

(b) by Buyer, upon written notice to Seller given at any time after December 31, 2007, if any or all of the conditions precedent to Buyer’s obligations hereunder set forth in Section 6.2 hereof have not been met, without fault of Buyer;

(c) by Seller, upon written notice to Buyer given at any time after December 31, 2007 if any or all of the conditions precedent to Seller’s obligations hereunder set forth in Section 6.1 hereof have not been met, without fault of Seller.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1: (a) this Agreement shall become void and have no effect, without any liability on the part of any of the parties except for the provisions of Section 5.15 and except as provided below in this Section 9.2; (b) each party shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and (c) no confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by Law. Notwithstanding the foregoing or anything else to the contrary, neither Seller nor Buyer shall be relieved of liability under, and as provided in, this Agreement for a breach of this Agreement occurring prior to such termination, or for a breach of any provision of this Agreement which specifically survives termination hereunder.

ARTICLE X

Miscellaneous

Section 10.1 Certain Defined Terms. The following terms shall have the following meanings for purposes of this Agreement, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Affiliate” means, with respect to any Person, one who at such time controls, is controlled by, or is under common control with, such Person.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

“Contract” means and includes all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral.

“Employee Plans” means all employee benefit plans as defined in Section 3(3) of ERISA and all severance, bonus, retirement, pension, profit sharing and deferred compensation plans and other similar material, fringe or employee benefit plans, programs or arrangements, and all material employment or compensation agreements, written or otherwise.

“Endowment Care Adjustment Amount” means the product of (i) the absolute value of the difference between the Transferred Endowment Care Trust Amount and $43,577,000, multiplied by (ii) .05.

“Environmental Reports” means the Phase I and/or Phase II Environmental Assessment Reports specifically identified on Exhibit E.

“Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Authority relating to the protection of the environment, including all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof.

“Hazardous Materials” means any substance: (A) the presence of which requires investigation or remediation under any Law; (B) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law, or (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Authority.

“Intellectual Property” means all intellectual property and all intellectual property and industrial property rights owned, held or used, including but not limited to (i) inventions, designs, algorithms and discoveries, know-how, methods, and processes, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith, whether U.S. or foreign, and all patent applications, patent disclosures, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof; (ii) trademarks, trade names and service marks, trade dress, logos, fictitious names, internet domain names, slogans, and symbols (collectively, “Trademarks”), and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals therefor or in connection therewith (collectively, “Trademark Applications”); (iii) mask works, written works (excluding computer software programs and applications and documentation of or for such software programs), audio works, multimedia works, works of authorship, lists, databases and copyrights (whether or not registered) and all registrations and applications for registration and renewals thereof, as well as moral, paternity, and integrity rights; (iv) trade secrets (as such are determined under applicable law), and other confidential business information, including trade secret or confidential technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, statistical models, e-mail lists, inventions, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (v) any and all other rights to existing and future registrations and applications for any of the foregoing and any and all rights in or under, or relating to, any of the foregoing, including, without limitation, remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and (vi) any and all other intangible proprietary property, information and materials and rights therein and thereto.

“IRS” means the United States Internal Revenue Service.

“Laws” means any laws, statutes, rules, regulations, ordinances, orders, codes, common laws, arbitration awards, judgments, decrees, orders or other legal requirements of any Governmental Authority.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, obligation or responsibility (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether disputed or undisputed, whether choate or inchoate, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Liens” means any and all liens, mortgages, security interests or other encumbrances.

“Losses” means any and all demands, claims, assessments, judgments, losses, liabilities, damages, costs and expenses (including interest, penalties, reasonable attorney’s fees and expenses, reasonable accounting fees and investigation costs).

“Material Adverse Effect” means any effect, change or circumstance that, individually or in the aggregate with any other like effect, change or circumstance, is materially adverse to the Business (including with respect to any one particular Location), including, without limitation, the financial condition and the results of operations of the Business.

“Merchandise Liabilities” means the current cost of products and services that have been sold by the cemeteries included in the Business, but have not yet been delivered to the customer.

“Net Endowment Care Adjustment Amount” means the amount equal to the present value of the future stream of ten annual payments (as though payable on the Closing Date and each of the first nine anniversaries of the Closing Date), each equal to the Endowment Care Adjustment Amount, calculated using a discount rate of .065.

“Net Transferred Merchandise Trust Amount” means the amount equal to (i) the aggregate amount transferred to Buyer’s Trustee at the Closing as part of the Initial Trust Delivery in respect of the Owned Pre-Need Trust Funds of the cemeteries included in the Owned Location in accordance with Section 5.5(a), plus (ii) the aggregate amount transferred to Buyer’s Trustee as part of the Final Trust Delivery in respect of pre-need merchandise and/or services relating to the Pre-/At-Need Contracts of the cemeteries included in the Owned Location, plus, (iii) the aggregate amount within the NFP Pre-Need Trust Funds as of the time they are made accessible to Buyer.

“NFPs” means the Ohio NFPs and SVMP.

“Ohio NFPs” means Alderwoods (Ohio) Cemetery Holdings, Inc., Highland Memorial Park, Inc., Hillside Memorial Park Association, Inc. and Northlawn Memorial Gardens.

“Permits” means any licenses, permits, approvals, registrations, certificates (including, but not limited to, certificates of occupancy and any licensure required for the operation of cemeteries, crematoria and funeral homes including authority to sell goods and services on a Pre-need basis and burial spaces) and other evidence of authority required to operate the Business.

“Permitted Encumbrances” means (i) liens, encumbrances or restrictions related to taxes not yet due or payable or which are being contested in good faith and for which appropriate reserves have been taken, (ii) any matters shown on the title commitment(s) not objected to by Buyer as provided for in this Agreement or, if objected to by Buyer, later waived by Buyer as provided for in this Agreement and (iii) liens, encumbrances or restrictions that are created by Buyer.

“Person” means any individual, firm, corporation, partnership, trust, estate, association or other entity.

“Proceeding” means any suit, action, litigation, investigation, notice of violation, audit, arbitration, administrative hearing or any other similar proceeding.

“Purchase Price” means the Closing Purchase Price plus any contingent consideration payable pursuant to Section 1.3 plus the assumption of the Assumed Liabilities by Buyer exclusive of Merchandise Liabilities for which Seller has posted a Performance Bond, as adjusted pursuant to and in accordance with the terms and conditions of this Agreement.

“Seller’s Knowledge,” “Knowledge of the Seller” or any other reference to the “Knowledge” of the Seller means the knowledge of (i) Michael Lehmann, Margie Stewart-Runnels, Eileen Farrell, Carla Patrick and Michael Smith, (ii) any other individual who is serving as a director, officer, manager or member of Seller or the NFPs, and (iii) any manager of the Location, after reasonable inquiry. For purposes of this definition, the persons referenced in the immediately preceding sentence shall be deemed to have knowledge of matters of which any individual assigned by a third-party representative or advisor of Seller to provide substantial services in connection with the transaction contemplated hereby has actual knowledge.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer (including, without limitation, realty transfer and burial lot transfer), value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other Contract.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

“Transferred Endowment Care Trust Amount” means the amount equal to the aggregate amount transferred to Buyer’s Trustee at the Closing as part of the Initial Trust Delivery in respect of the Owned

Endowment Care Funds of the cemeteries included in the Owned Location in accordance with Section 5.5(a), plus (ii) the aggregate amount included in the Final Trust Delivery in respect of the Owned Endowment Care Funds of the cemeteries included in the Owned Location plus (iii) the aggregate amount held within the NFP Endowment Care Funds as of the time they are made accessible to Buyer.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as the same may be amended from time to time.

Section 10.2 Notices. All notices and other communications required or provided for hereunder shall be in writing and shall be deemed to be given:

(a) When delivered personally to the individual, or to an officer of the company, to which the notice is directed;

(b) Three (3) business days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c) One (1) business day after the same has been deposited with a generally recognized overnight delivery service, with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Except as specifically provided otherwise herein, notices and other communications relating to this Agreement or the transactions contemplated hereby shall be directed as follows:

(1)	if to Seller, to:

President

SCI FUNERAL SERVICES, INC.

1929 Allen Parkway

Houston, Texas 77019

with a copy to:

General Counsel

SERVICE CORPORATION INTERNATIONAL

1929 Allen Parkway

Houston, Texas 77019

and if before Closing, also with a copy to:

John Burleson

PAKIS, GIOTES, PAGE & BURLESON, P.C.

Post Office Box 58

Waco, Texas 76703-0058

(2)	if to Buyer, to:

STONEMOR OPERATING LLC

Attention: Lawrence Miller, President and Chief Executive Officer

155 Rittenhouse Circle

Bristol, Pennsylvania 19007

with a copy to:

BLANK ROME LLP

Attention: Lewis J. Hoch

One Logan Square

18th and Cherry Streets

Philadelphia, Pennsylvania 19103-6998

or at such other place or places or to such other person or persons as shall be designated by like notice by any party hereto.

Section 10.3 Expenses. Subject to the terms of Section 1.3 above, and except as otherwise specifically provided in Sections 1.6, 5.7 and 5.8 and any other provision of this Agreement, each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the consideration, negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby.

Section 10.4 Attorney’s Fees. In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, each party shall pay its own attorney’s fees, costs and expenses associated with any such action except as provided in Article VIII. If any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorney’s fees and costs associated therewith.

Section 10.5 Assignment; Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, except that prior to Closing, Buyer may assign its rights and obligations hereunder to any one or more of its direct or indirect subsidiaries, provided that any such assignment shall not relieve Buyer from its obligations and liabilities hereunder. Except as provided in Article VIII, nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

Section 10.6 Entire Agreement; Amendment; Waiver.

(a) This Agreement together with the Schedules and Exhibits hereto and the other agreements and documents delivered, or to be delivered, pursuant to Section 7.1 and Section 7.2 (all of which are hereby incorporated herein by reference) embody the whole agreement of the parties with respect to the subject matter hereof and thereof, and there are no promises, terms, conditions, or obligations other than those contained herein and therein. All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled. This Agreement, together with the Schedules and Exhibits hereto, supersedes all previous communications, representations, or agreements, either verbal or written, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each party hereto.

(c) No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. No waiver by any party of any provision of this Agreement in a particular instance shall be deemed to constitute a waiver of such provision thereafter unless otherwise agreed in writing and signed by the party against whom the waiver is to be effective.

(d) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.7 Severability. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 10.8 Certain Interpretive Matters. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, all references in this Agreement to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of or to this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The singular form of any word used herein shall be deemed to include the plural form of such word and vice versa. References herein to feminine, masculine or neuter gender shall be deemed to include all genders. As used herein, the words “and” and “or” shall be deemed to mean “and/or” as the context requires. The word “including” (and with correlative meaning, the word “include”) means including without limiting the generality of any description preceding such word.

Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

SIGNATURE PAGES FOLLOW

In Witness Whereof, the undersigned parties hereto have duly executed this Agreement on the date first above written.

BUYER:

STONEMOR OPERATING LLC, a Delaware limited liability company

STONEMOR ALABAMA LLC, an Alabama limited liability company

STONEMOR ALABAMA SUBSIDIARY, INC., an Alabama corporation

STONEMOR ARKANSAS SUBSIDIARY LLC, an Arkansas limited liability company

STONEMOR CALIFORNIA, INC., a California corporation

STONEMOR CALIFORNIA SUBSIDIARY, INC., a California corporation

STONEMOR FLORIDA SUBSIDIARY LLC, a Florida limited liability company

STONEMOR HAWAII LLC, a Hawaii limited liability company

STONEMOR HAWAII SUBSIDIARY LLC, a Hawaii limited liability company

STONEMOR IOWA LLC, an Iowa limited liability company

STONEMOR IOWA SUBSIDIARY LLC, an Iowa limited liability company

STONEMOR ILLINOIS LLC, an Illinois limited liability company

STONEMOR ILLINOIS SUBSIDIARY LLC, an Illinois limited liability company

STONEMOR INDIANA LLC, an Indiana limited liability company

STONEMOR INDIANA SUBSIDIARY LLC, an Indiana limited liability company

STONEMOR KENTUCKY LLC, a Kentucky limited liability company

STONEMOR KENTUCKY SUBSIDIARY LLC, a Kentucky limited liability company

STONEMOR MISSOURI LLC, a Missouri limited liability company

STONEMOR MISSOURI SUBSIDIARY LLC, a Missouri limited liability company

STONEMOR NORTH CAROLINA LLC, a North Carolina limited liability company

STONEMOR NORTH CAROLINA SUBSIDIARY LLC, a North Carolina limited liability company

CEMETERY MANAGEMENT SERVICES OF OHIO, an Ohio limited liability company

CORNERSTONE FUNERAL AND CREMATION SERVICES LLC, a Delaware limited liability company

STONEMOR OREGON LLC, an Oregon limited liability company

STONEMOR OREGON SUBSIDIARY LLC, an Oregon limited liability company

STONEMOR SOUTH CAROLINA LLC, a South Carolina limited liability company

STONEMOR SOUTH CAROLINA SUBSIDIARY LLC, a South Carolina limited liability company

LAKEWOOD HAMILTON CEMETERY LLC, a Tennessee limited liability company

LAKEWOOD HAMILTON CEMETERY SUBSIDIARY, INC., a Tennessee corporation

STONEMOR TENNESSEE SUBSIDIARY, INC., a Tennessee corporation

STONEMOR WASHINGTON, INC., a Washington corporation

STONEMOR WASHINGTON SUBSIDIARY, INC., a Washington corporation

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC., a West Virginia corporation

STONEMOR PUERTO RICO LLC, a Puerto Rico limited liability company

STONEMOR PUERTO RICO SUBSIDIARY LLC, a Puerto Rico limited liability company

In each case,

By:	/s/ Paul Waimberg
PAUL WAIMBERG, Vice President of Finance

{Signatures continued on the following page}

SELLER:

SCI FUNERAL SERVICES, INC., an Iowa corporation

ECI ALABAMA SERVICES, LLC, an Alabama limited liability company

JPH PROPERTIES, INC., a Texas corporation,

SCI ALABAMA FUNERAL SERVICES, INC., an Alabama corporation

SCI ARKANSAS FUNERAL SERVICES, INC., an Arkansas corporation

ALDERWOODS GROUP (CALIFORNIA), INC., a California corporation

SCI CALIFORNIA FUNERAL SERVICES, INC., a California corporation

UNIVERSAL MEMORIAL CENTERS VI, INC., a California corporation

SECURITY TRUST PLANS, INC., a Florida corporation

HAWAIIAN MEMORIAL LIFE PLAN, LTD., a Hawaii corporation

SCI IOWA FUNERAL SERVICES, INC., an Iowa corporation

ALDERWOODS (CHICAGO NORTH), INC., an Illinois corporation

PINEVIEW MEMORIAL PARK, INC., an Illinois corporation

ALDERWOODS (ILLINOIS), INC., an Illinois corporation

WOODLAWN MEMORIAL PARK, INC., an Illinois corporation

ELMWOOD ACQUISITION CORPORATION, an Illinois corporation

ALDERWOODS (INDIANA), INC., an Indiana corporation

SCI INDIANA FUNERAL SERVICES, INC., a Delaware corporation

SCI KENTUCKY FUNERAL SERVICES, INC., a Kentucky corporation

SCI MISSOURI FUNERAL SERVICES, INC., a Missouri corporation

LINEBERRY GROUP, INC., a North Carolina corporation

CAROTHERS HOLDING COMPANY, INC., a North Carolina corporation

CINCINNATI CEMETERIES LIMITED PARTNERSHIP, an Ohio limited partnership

ALDERWOODS (OHIO) FUNERAL HOME, INC., an, Ohio corporation

UNIVERSAL MEMORIAL CENTERS I, INC., an Oregon corporation

ALDERWOODS (OREGON), INC., an Oregon corporation

ALDERWOODS (SOUTH CAROLINA), INC., a South Carolina corporation

GRACELAND CEMETERY DEVELOPMENT CO., a South Carolina corporation

ALDERWOODS (TENNESSEE), INC., a Tennessee corporation

ALDERWOODS (WASHINGTON), INC., a Washington corporation

ALDERWOODS (WEST VIRGINIA), INC., a West Virginia corporation

SCI PUERTO RICO FUNERAL AND CEMETERY SERVICES, INC., a Puerto Rico corporation

Each by:	/s/ Lori E. Spilde
Lori E. Spilde, Vice President

SCI OHIO FUNERAL SERVICES, INC., an Ohio corporation

By:	/s/ Lori E. Spilde
Lori E. Spilde, Vice President

ALDERWOODS (OHIO) CEMETERY MANAGEMENT, INC., an Ohio corporation

By:	/s/ Lori E. Spilde
Lori E. Spilde, Vice President

CONSENT BY SVMP AND OWNERS OF THE MANAGED BUSINESSES

The following entity consents to the terms and provisions of this agreement:

SIERRA VIEW MEMORIAL PARK, a California nonprofit corporation

By:	/s/ Curtis G. Briggs
Curtis G. Briggs, Vice President

The following entities consent to the terms and provisions of this agreement including the assignment of the Management Agreements:

ALDERWOODS (OHIO) CEMETERY HOLDINGS, INC. HIGHLAND MEMORIAL PARK, INC. HILLSIDE MEMORIAL PARK ASSOCIATION, INC., and NORTHLAWN MEMORIAL GARDENS

each an Ohio nonprofit corporation

Each By:	/s/ Curtis G. Briggs
Curtis G. Briggs, Vice President

Dated:	December 4, 2007

EXHIBIT A

DIRECT AND INDIRECT SUBSIDIARIES OF STONEMOR OPERATING LLC

Operating LLC	NQ Sub
STONEMOR ALABAMA LLC, an Alabama limited liability company	STONEMOR ALABAMA SUBSIDIARY, INC., an Alabama corporation

STONEMOR ARKANSAS SUBSIDIARY LLC, an Arkansas limited liability company

STONEMOR CALIFORNIA, INC., a California corporation	STONEMOR CALIFORNIA SUBSIDIARY, INC., a California corporation

STONEMOR FLORIDA SUBSIDIARY LLC, a Florida limited liability company

STONEMOR HAWAII LLC, a Hawaii limited liability company	STONEMOR HAWAII SUBSIDIARY LLC, a Hawaii limited liability company

STONEMOR IOWA LLC, an Iowa limited liability company	STONEMOR IOWA SUBSIDIARY LLC, an Iowa limited liability company

STONEMOR ILLINOIS LLC, an Illinois limited liability company	STONEMOR ILLINOIS SUBSIDIARY LLC, an Illinois limited liability company

STONEMOR INDIANA LLC, an Indiana limited liability company	STONEMOR INDIANA SUBSIDIARY LLC, an Indiana limited liability company

STONEMOR KENTUCKY LLC, a Kentucky limited liability company	STONEMOR KENTUCKY SUBSIDIARY LLC, a Kentucky limited liability company

STONEMOR MISSOURI LLC, a Missouri limited liability company	STONEMOR MISSOURI SUBSIDIARY LLC, a Missouri limited liability company

STONEMOR NORTH CAROLINA LLC, a North Carolina limited liability company	STONEMOR NORTH CAROLINA SUBSIDIARY LLC, a North Carolina limited liability company

STONEMOR OREGON LLC, an Oregon limited liability company	STONEMOR OREGON SUBSIDIARY LLC, an Oregon limited liability company

STONEMOR SOUTH CAROLINA LLC, a South Carolina limited liability company	STONEMOR SOUTH CAROLINA SUBSIDIARY LLC, a South Carolina limited liability company

CORNERSTONE FUNERAL AND CREMATION SERVICES LLC, a Delaware limited liability company

LAKEWOOD HAMILTON CEMETERY LLC, a Tennessee limited liability company	LAKEWOOD HAMILTON CEMETERY SUBSIDIARY, INC., a Tennessee corporation

STONEMOR TENNESSEE SUBSIDIARY, INC., a Tennessee corporation

STONEMOR WASHINGTON, INC., a Washington corporation	STONEMOR WASHINGTON SUBSIDIARY, INC., a Washington corporation

CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA SUBSIDIARY, INC., a West Virginia corporation

STONEMOR PUERTO RICO LLC, a Puerto Rico limited liability company	STONEMOR PUERTO RICO SUBSIDIARY LLC, a Puerto Rico limited liability company

EXHIBIT B

OWNED BUSINESS AND SCI SUBSIDIARY OWNERS

SCI Location Number	Location Name and Address	Owner Sub-Business
1517	ELKINS EAST CHAPEL 7435 Highway 72 Killen, Alabama 35645	ECI ALABAMA SERVICES, LLC, an Alabama limited liability company

1516	ELKINS FUNERAL HOME 1535 Hermitage Drive Florence, Alabama 35630	ECI ALABAMA SERVICES, LLC, an Alabama limited liability company

0590	HUNTSVILLE MEMORY GARDENS 6810 University Drive, Highway 72W Huntsville, Alabama 35806	ECI ALABAMA SERVICES, LLC, an Alabama limited liability company

0352	TRICITIES MEMORIAL GARDENS 2601 Florence Boulevard Florence, Alabama 35630	SCI ALABAMA FUNERAL SERVICES, INC., an Alabama corporation

1521	HUSON FUNERAL HOME 6400 Mabelvale Pike Little Rock, Arkansas 72209	SCI ARKANSAS FUNERAL SERVICES, INC., an Arkansas corporation

1523	HUSON FUNERAL HOME 7700 Highway 107 Sherwood, Arkansas 72120	SCI ARKANSAS FUNERAL SERVICES, INC., an Arkansas corporation

7050	ALTERNATIVE BURIAL & CREMATION SERVICES 445 North American Street Stockton, California 95202	ALDERWOODS GROUP (CALIFORNIA), INC., a California corporation

0250	LAVERNE CEMETERY 3201 North “B” Street Laverne, California 91750	SCI CALIFORNIA FUNERAL SERVICES, INC., a California corporation

6205	LODI MEMORIAL PARK & CEMETERY 5750 East Pine Street Lodi, California 95240	UNIVERSAL MEMORIAL CENTERS VI, INC., a California corporation

6203 7036	MELROSE ABBEY MEMORIAL PARK AND MORTUARY 2303 South Manchester Avenue Anaheim, California 92802	ALDERWOODS GROUP (CALIFORNIA), INC., a California corporation

SCI Location Number	Location Name and Address	Owner Sub-Business
0297 4915 0747 2868	OAKMONT MEMORIAL PARK, MORTUARY, CREMATORY & FLOWER SHOP 2099 Reliez Valley Road Lafayette, California 94549	SCI CALIFORNIA FUNERAL SERVICES, INC., a California corporation

0664 0463	OLIVET MEMORIAL PARK & CREMATORY 1601 Hillside Boulevard Colma, California 94014	SCI CALIFORNIA FUNERAL SERVICES, INC., a California corporation

7048	ROCHA’S MORTUARY 215 South School Street Lodi, California 95240	UNIVERSAL MEMORIAL CENTERS VI, INC., a California corporation

0363 2299	SACRAMENTO MEMORIAL LAWN 6100 Stockton Boulevard Sacramento, California 95824	SCI CALIFORNIA FUNERAL SERVICES, INC., a California corporation

0217 2478 0442 2479	SIERRA VIEW MEMORIAL PARK, MORTUARY & CREMATORY/HUTCHISON & CARNES COLONIAL CHAPEL 4900 Olive Avenue Olivehurst, California 95961	SCI CALIFORNIA FUNERAL SERVICES, INC., a California corporation

7049	WALLACE-MARTIN FUNERAL HOME 520 North Sutter Street Stockton, California 95202	ALDERWOODS GROUP (CALIFORNIA), INC., a California corporation

7026	WHITEHURST-GRIM FUNERAL SERVICE 429 Bassett Street King City, California 93930	ALDERWOODS GROUP (CALIFORNIA), INC., a California corporation

7029	WHITEHURST-MULLER FUNERAL SERVICE 41 East Alisal Salinas, California 93901	ALDERWOODS GROUP (CALIFORNIA), INC., a California corporation

7107	SCOTT FUNERAL HOME 504 West Interlake Boulevard Lake Placid, Florida 33852	SECURITY TRUST PLANS, INC., a Florida corporation

0237	GREENHAVEN MEMORIAL PARK 47-147 Waikalua Road Kaneohe Oahu, Hawaii 96744	HAWAIIAN MEMORIAL LIFE PLAN, LTD., a Hawaii corporation

0309	MEMORIAL PARK CEMETERY 6605 Morningside Avenue Sioux City, Iowa 51106	SCI IOWA FUNERAL SERVICES, INC., an Iowa corporation

SCI Location Number	Location Name and Address	Owner Sub-Business
6252	MCHENRY COUNTY MEMORIAL PARK 11301 Lake Avenue Woodstock, Illinois 60098	ALDERWOODS (CHICAGO NORTH), INC., an Illinois corporation

6250 6251	WILLOW LAWN MEMORIAL PARK/AARROWOOD PET CEMETERY & CREMATORIUM 24090 West Highway 45 Vernon Hills, Illinois 60061	PINEVIEW MEMORIAL PARK, INC., an Illinois corporation

7151	WINDRIDGE FUNERAL HOME 104 High Road Cary, Illinois 60013	ALDERWOODS (CHICAGO NORTH), INC., an Illinois corporation

6236	WINDRIDGE MEMORIAL PARK & NATURE SANCTUARY 7014 South Rawson Bridge Road Cary, Illinois 60013	ALDERWOODS (CHICAGO NORTH), INC., an Illinois corporation

7575	WOODLAWN FUNERAL HOME 3201 West Jefferson Street Joliet, Illinois 60431	ALDERWOODS (ILLINOIS), INC., an Illinois corporation

6253	WOODLAWN MEMORIAL PARK 23060 West Jefferson Street Joliet, Illinois 60431	WOODLAWN MEMORIAL PARK, INC., an Illinois corporation

6249	WOODLAWN MEMORIAL PARK II 22500 West Jefferson Street Joliet, Illinois 60431	ELMWOOD ACQUISITION CORPORATION, an Illinois corporation

6257	HIGHLAND CEMETERY 2257 Portage Avenue South Bend, Indiana 46616	ALDERWOODS (INDIANA), INC., an Indiana corporation

0186	PARK LAWN CEMETERY & MAUSOLEUM 1526 South Green River Road Evansville, Indiana 47715	SCI INDIANA FUNERAL SERVICES, INC., a Delaware corporation

6258	RIVERVIEW CEMETERY 2300 Portage Avenue South Bend, Indiana 46616	ALDERWOODS (INDIANA), INC., an Indiana corporation

6256	ST. JOSEPH VALLEY MEMORIAL PARK 375 West Cleveland Road Granger, Indiana 46530	ALDERWOODS (INDIANA), INC., an Indiana corporation

SCI Location Number	Location Name and Address	Owner Sub-Business
6255	VALHALLA MEMORY GARDENS & CREMATORIUM 310 North Johnson Avenue Bloomington, Indiana 47404	ALDERWOODS (INDIANA), INC., an Indiana corporation

0366	FOREST LAWN MEMORIAL PARK 3227 Dixie Highway Erlanger, Kentucky 41018	SCI KENTUCKY FUNERAL SERVICES, INC., a Kentucky corporation

2153	EWING-SCHUTTE-SEMLER FUNERAL HOME 701 South Osage Sedalia, Missouri 65301	SCI MISSOURI FUNERAL SERVICES, INC., a Missouri corporation

0135	HIGHLAND SACRED GARDENS 3600 East 28th Street Sedalia, Missouri 65301	SCI MISSOURI FUNERAL SERVICES, INC., a Missouri corporation

0134	MEMORIAL PARK SEDALIA 3306 Greenridge Road Sedalia, Missouri 65301	SCI MISSOURI FUNERAL SERVICES, INC., a Missouri corporation

6276	CAROLINA BIBLICAL GARDENS OF GUILFORD 5710 Riverdale Road Jamestown, North Carolina 27282	LINEBERRY GROUP, INC., a North Carolina corporation

6273	MARTIN MEMORIAL GARDENS U.S. Highway 64 West Everetts, North Carolina 27892	CAROTHERS HOLDING COMPANY, INC., a North Carolina corporation

6270	YORK MEMORIAL PARK 5150 York Road Charlotte, North Carolina 28217	CAROTHERS HOLDING COMPANY, INC., a North Carolina corporation

7363	TEREBINSKI-JENNINGS FUNERAL HOME 11900 North Dixie Drive Tipp City, Ohio 45371	ALDERWOODS (OHIO) FUNERAL HOME, INC., an Ohio corporation

7393	DONELSON, SEWELL AND MATTHEWS MORTUARY 171 North East 3rd Avenue Hillsboro, Oregon 97124	UNIVERSAL MEMORIAL CENTERS I, INC., an Oregon corporation

6289 7394	FIR LAWN MEMORIAL PARK & MORTUARY 1070 West Main Hillsboro, Oregon 97123	ALDERWOODS (OREGON), INC., an Oregon corporation

SCI Location Number	Location Name and Address	Owner Sub-Business
6287	FOREST LAWN CEMETERY 400 SW Walters Road Gresham, Oregon 97080	ALDERWOODS (OREGON), INC., an Oregon corporation

7395	PEAKE FUNERAL CHAPEL 1925 SE Scott Street Milwaukie, Oregon 97222	ALDERWOODS (OREGON), INC., an Oregon corporation

6293 7424	FREDERICK MEMORIAL GARDENS/SHUFORD HATCHER FUNERAL HOME AT FREDERICK 986 Chesnee Highway Gaffney, South Carolina 29341	ALDERWOODS (SOUTH CAROLINA), INC., a South Carolina corporation

6291	GRACELAND EAST MEMORIAL PARK 2206 Woodruff Road Simpsonville, South Carolina 29681	GRACELAND CEMETERY DEVELOPMENT CO., a South Carolina corporation

7423	SHUFORD-HATCHER FUNERAL HOME 211 East Frederick Street Gaffney, South Carolina 29340	ALDERWOODS (SOUTH CAROLINA), INC., a South Carolina corporation

7453	ALEXANDER FUNERAL HOME 584 Nashville Pike Gallatin, Tennessee 37066	ALDERWOODS (TENNESSEE), INC., a Tennessee corporation

6299	MEMORIAL PARK SOUTHWOODS 5485 Hacks Cross Road Memphis, Tennessee 38125	ALDERWOODS (TENNESSEE), INC., a Tennessee corporation

7459	NEWBY FUNERAL HOME 202 East Main Street Gallatin, Tennessee 37066	ALDERWOODS (TENNESSEE), INC., a Tennessee corporation

6298 7432	NORTHRIDGE WOODHAVEN CEMETERY, FUNERAL HOME 6755 Highway 51 North Millington, Tennessee 38053	ALDERWOODS (TENNESSEE), INC., a Tennessee corporation

6303 7447	WOODHAVEN CHAPEL & MEMORIAL GARDENS 160 Edgemoore Road Powell, Tennessee 37849	ALDERWOODS (TENNESSEE), INC., a Tennessee corporation

6314	EVERGREEN MEMORIAL PARK & MAUSOLEUM 1301 - 10th Street NE East Wenatchee, Washington 98802	ALDERWOODS (WASHINGTON), INC., a Washington corporation

SCI Location Number	Location Name and Address	Owner Sub-Business
6313	MARYSVILLE CEMETERY 8801 State Avenue Marysville, Washington 98270	ALDERWOODS (WASHINGTON), INC., a Washington corporation

7572	DORSEY FUNERAL HOME 701 South Pike Street Shinnston, West Virginia 26431	ALDERWOODS (WEST VIRGINIA), INC., a West Virginia corporation

6857	CAMPOSANTO DE CRISTO RESUCITADO Carr 2 KM 225 HMG Ponce PUERTO RICO	SCI PUERTO RICO FUNERAL AND CEMETERY SERVICES, INC., a Puerto Rico corporation

6858 6904	PEPINO MEMORIAL PARK & FUNERAL HOME Carretera 119 a LasMarias-Barr San Sebastian PUERTO RICO	SCI PUERTO RICO FUNERAL AND CEMETERY SERVICES, INC., a Puerto Rico corporation

EXHIBIT C

MANAGED BUSINESSES AND NFPs

SCI Location Number	Location Name and Address	Owner Sub-Business
6284	CROWN HILL MEMORIAL PARK AND MAUSOLEUM 11825 Pippin Road Cincinnati, Ohio 45231	ALDERWOODS (OHIO) CEMETERY HOLDINGS, INC., an Ohio nonprofit corporation*

6283	FOREST HILLS MEMORIAL GARDENS 11890 North Dixie Drive Tipp City, Ohio 45371	ALDERWOODS (OHIO) CEMETERY HOLDINGS, INC., an Ohio nonprofit corporation

0662	HIGHLAND MEMORIAL PARK 264-12th Street Beloit, Ohio 44609	HIGHLAND MEMORIAL PARK, INC., an Ohio nonprofit corporation

0894	HILLSIDE MEMORIAL PARK 1025 Canton Road Akron, Ohio 44312	HILLSIDE MEMORIAL PARK ASSOCIATION, INC., an Ohio nonprofit corporation

0896 0483	NORTHLAWN MEMORIAL GARDENS & CREMATORY 4724 State Road Peninsula, Ohio 44264	NORTHLAWN MEMORIAL GARDENS, an Ohio nonprofit corporation

6280	RESTHAVEN MEMORY GARDENS 3700 Center Road Avon, Ohio 44011	ALDERWOODS (OHIO) CEMETERY HOLDINGS, INC., an Ohio nonprofit corporation

6282	WEST MEMORY GARDENS 6722 Hemple Road Moraine, Ohio 45418	ALDERWOODS (OHIO) CEMETERY HOLDINGS, INC., an Ohio nonprofit corporation

*	The ground at Crown Hill Memorial Park and Mausoleum is owned by Cincinnati Cemeteries Limited Partnership, an Ohio limited partnership.

EXHIBIT D

JURISDICTIONS REQUIRING GOVERNMENTAL AUTHORIZATION

1.	Alabama

2.	Arkansas

3.	California

4.	Florida

5.	Hawaii

6.	Illinois

7.	Indiana

8.	Iowa

9.	Kentucky

10.	Missouri

11.	North Carolina

12.	Ohio

13.	Oregon

14.	South Carolina

15.	Tennessee

16.	Washington

17.	West Virginia

18.	Puerto Rico

EXHIBIT E

ENVIRONMENTAL REPORTS

Type	Address	Date	Prepared By

EXHIBIT F

DIGNITY MEMORIAL® PACKAGE FOR NON-AFFILIATES

Use this form to order Dignity Memorial® products that are needed to satisfy a prearranged Dignity Plan. A confirmation will be sent along with an invoice for the amount listed below.

Charge To:

Name of Funeral Home
Address
City
State
Zip

Contact Person
Contact Phone Number

Dignity Memorial Plan Package	$325.00
(This package includes 1 Aftercare Planner & Contents, Processing fees for the Compassion Helpline, and the Bereavement Travel program, a Personal Planning Guide Legal Services, One-Hour Phone Card, Making Everlasting Memories (MeM))

VFW package	$150.00
(This package includes a VFW Flag case or A VFW memento box)

SHIP TO:

Relation to the deceased
Name of Person (First, Last)
Address
Apt #
City
State
Zip

FAX COMPLETED FORM TO 713-525-7647